UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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UNITED STATIONERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

April 8, 2015

Dear Stockholder:

On behalf of the Board of Directors and management of United Stationers Inc., I cordially invite you to attend the 2015 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 20, 2015, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Suite 100, Deerfield, Illinois.

At this year’s Annual Meeting, the matters to be considered by stockholders are the election of four Class II directors to serve for a three-year term expiring in 2018 and one Class I director to serve for a two-year term expiring in 2017, the ratification of the selection of the Company’s independent registered public accounting firm for 2014, the approval of the Amendments to and Restatement of the 2004 Long-Term Incentive Plan, an advisory vote on executive compensation and the transaction of such other business as may properly come before the meeting. The Board of Directors has unanimously recommended a vote “FOR” election of the nominees named in the accompanying Proxy Statement, “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, “FOR” approval of the Amendments to and Restatement of the 2004 Long-Term Incentive Plan, and “FOR” approval of our executive compensation.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy to vote your shares through the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your Directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Charles K. Crovitz
Chairman of the Board

United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

MAY 20, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2015

•	The proxy statement and Form 10-K are available at
http://www.unitedstationers.com/proxy-materials

The 2015 Annual Meeting of Stockholders of United Stationers Inc. will be held on Wednesday, May 20, 2015, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois for the following purposes:

1.	To elect four Class II directors to serve for a three-year term expiring in 2018 and one Class I director to serve for a two-year term expiring in 2017;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015;

3.	To approve the Amendments to and Restatement of the 2004 Long-Term Incentive Plan;

4.	To cast an advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has unanimously recommended a vote “FOR” election of the nominees, “FOR” ratification of the selection of the independent registered public accounting firm, “FOR” approval of the Amendments to and Restatement of the 2004 Long-Term Incentive Plan, and “FOR” approval of our executive compensation.

The record date for the Annual Meeting is the close of business on Monday, March 23, 2015. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. Record holders of the Company’s Common Stock as of the record date may submit their proxies by following the voting instructions set forth in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

April 8, 2015

United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

PROXY STATEMENT

April 8, 2015

PROXY AND VOTING INFORMATION

The Board of Directors of United Stationers Inc. (referred to as “we”, “our” or the “Company” in this Proxy Statement) is soliciting your proxy for use at our 2015 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”).

What is a Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet as well as vote your shares online. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. We expect to commence mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 8, 2015.

Who May Vote

Holders of record of our Common Stock at the close of business on Monday, March 23, 2015 (the “Record Date”) may vote at the Annual Meeting. On that date, 38,413,728 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.

How to Vote

If you are a holder of record of our Common Stock (that is, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions, by the respective applicable deadline shown on the Notice of Internet Availability of Proxy Materials or proxy card, using any of the following methods:

•

Through the Internet:    Go to the website http://www.proxyvote.com and follow the instructions on the Notice of Internet Availability of Proxy Materials to view the proxy materials online and vote your shares through the Internet.

•	By Telephone:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

•	By Mail:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the Notice of Internet Availability of Proxy Materials or proxy card before your proxy and voting instructions will be accepted. Once you have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

If you hold your shares of our Common Stock in “street name” through a broker, bank, custodian, fiduciary or other nominee, you should review the separate Notice of Internet Availability of Proxy Materials supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm’s voting instruction form for beneficial owners.

How Proxies Work

Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you hold any shares in the Company’s Employee Stock Purchase Plan (“ESPP”), your proxy (whether given by mailing the proxy card or voting by telephone or through the Internet) will also serve as voting instructions to Computershare Trust Company, as nominee holder under the ESPP, with respect to the shares allocated to your account in the ESPP.

If you sign and return a proxy card, or use telephone or Internet voting, but do not specify how you want to vote your shares, the proxies will vote your shares “FOR” the election of each of the five director nominees, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014, “FOR” approval of the Amendments to and Restatement of the 2004 Long-Term Incentive Plan, and “FOR” approval of our executive compensation. If you specify how you want to vote your shares on some matters but not others, the proxies will vote your shares as directed on the matters that you specify and as indicated above on the other matters described in this proxy statement. However, if you hold shares in the ESPP, Computershare Trust Company, as nominee holder under the ESPP, will not vote shares allocated to your ESPP account unless you indicate your voting instructions. The proxies will also vote your shares in their discretion on any other business that may properly come before the meeting.

Revocation of Proxies

If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

•	Requesting and submitting a new proxy card that is properly signed with a later date;

•

Voting again at a later date by telephone or through the Internet — your latest voting instructions submitted before the deadline for telephone or Internet voting, 11:59 p.m. Eastern Time on May 19, 2015, will be counted and your earlier instructions revoked;

•	Sending a properly signed written notice of your revocation to the Secretary of the Company at United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559; or

•	Voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

A proxy card with a later date or written notice of revocation shall not constitute a revocation of a previously submitted proxy unless it is received by the Secretary of United Stationers Inc. before the previously submitted proxy is exercised at the Annual Meeting.

Quorum

To conduct the business of the Annual Meeting, we must have a quorum. Under our current Bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of the 38,413,728 shares of our Common Stock issued and outstanding on the Record Date. Under Delaware law and our Bylaws, we count instructions to withhold voting authority for director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.

Shares Held Through Broker or Other Nominee

In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders’ meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the regulatory agency of which the broker is a member to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a “non-vote” on those matters. Brokers are typically permitted to vote for the ratification of the selection of the independent registered public accounting firm if they have not received instructions from the beneficial owner; however, brokers may not vote on the other matters described in this Proxy Statement without specific instructions from the beneficial owner.

Required Votes

Election of Directors

The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the five nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for one or more nominees are not counted for this purpose and will not affect the outcome of this election.

We have adopted a so-called “plurality-plus” standard. In accordance with procedures set forth in the Company’s Corporate Governance Principles, any incumbent director (including the five nominees standing for election at the Annual Meeting) who receives a greater number of votes withheld from his or her election than votes “FOR” his or her election in an uncontested election will be expected to tender his or her resignation for consideration by the Company’s Governance Committee. The Governance Committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the Governance Committee’s recommendation no later than 90 days following the date of the annual meeting. Following the Board’s decision on the Committee’s recommendation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Ratification of Ernst & Young

Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.

Approval of the Amended and Restated 2004 Long-Term Incentive Plan

Approval of the Amended and Restated 2004 Long-Term Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.

Advisory Vote on Executive Compensation

The vote on the approval of our executive compensation is advisory and non-binding. However, we will consider our stockholders to have approved our executive compensation if the number of votes “FOR” this proposal exceeds the number of votes “AGAINST” this proposal. Accordingly, abstentions and broker non-votes will not affect the outcome of this advisory vote.

We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic communication by our directors, officers and other employees. Directors, officers and other employees of the Company who participate in soliciting proxies will not receive any additional compensation from the Company for doing so. Upon request, we will reimburse brokers, banks, custodians and other nominee record holders for their out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Common Stock as of the Record Date.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Company’s business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company’s overall performance rather than day-to-day operating details.

Our Board of Directors currently consists of ten members. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the four current Class II Directors expire in 2015. The Class II Directors are current directors standing as nominees at the Annual Meeting for reelection to a three-year term expiring in 2018. Paul S. Williams, who was appointed to the Board of Directors as a Class I Director in October 2014, will be a nominee as a Class I Director at the Annual Meeting for election to a two-year term expiring in 2017, consistent with the other Class I Directors’ terms.

The nominees have indicated that they are willing and able to serve as Company Directors. If any nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors, upon recommendation of the Governance Committee.

Information regarding each of the Director nominees and the Directors continuing in office, including his or her age, principal occupation, other business experience during at least the last five years, directorships in other publicly held companies during the last five years and period of service as a Company Director, is set forth below. Also included below is a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Director nominee or Director should serve on the Board.

Director Nominees

The nominees for election as Class II Directors at this year’s Annual Meeting, each to serve for a three-year term expiring in 2018, are set forth below:

Robert B. Aiken, Jr. (52) was elected to the Company’s Board of Directors in February 2015. Mr. Aiken serves as a member of the Executive and Finance Committees. He previously served on the Company’s Board of Directors from December 2010 to May 2014, at which time he stepped down from the Board due to the demands of his position as the Chief Executive Officer of Feeding America, the nation’s leading hunger relief organization. Mr. Aiken was appointed CEO of Feeding America in November 2012. Prior to this role, Mr. Aiken was the CEO of the food company portfolio at Bolder Capital, a private equity firm. Mr. Aiken previously served as Managing Director of Capwell Partners LLC, a private-equity firm focused on companies offering health and wellness products and services. Mr. Aiken was in the private-equity business from February 2010 until his appointment at Feeding America. Prior to that time, Mr. Aiken was the President and Chief Executive Officer of U.S. Foodservice, one of the country’s premier foodservice distributors. Mr. Aiken joined U.S. Foodservice in 2004 and held several senior executive positions including President and Chief Operating Officer and Executive Vice President of Strategy and Governance before being named Chief Executive Officer in 2007. From 2000 until 2004, Mr. Aiken also served as President and Principal of Milwaukee Sign Co., a privately-held manufacturing firm. From 1994 to 2000, Mr. Aiken was an executive with Specialty Foods Corporation, where he held several positions, including President and Chief Executive Officer of Metz Baking Company. Early in Mr. Aiken’s career, he worked as a business lawyer. Since February 2010, Mr. Aiken has served as a director of Red Robin Gourmet Burgers. Mr. Aiken brings to the Board of Directors and to the Executive and Finance Committees his experience as a chief executive officer of both public and private corporations with significant operations and a large, labor-intensive workforce. He has a broad background in foodservice distribution, with particular expertise in acquisitions, finance, merchandising, operations, sales force effectiveness, supply chain and private label products. Mr. Aiken also holds accounting and law degrees from Georgetown University.

Charles K. Crovitz (61) was elected to the Company’s Board of Directors in October 2005 and has served as its Chairman since December 2011. Mr. Crovitz serves as Chair of the Executive Committee and as a member of the Technology Advisory and Governance Committees. In September 2007, Mr. Crovitz was appointed as the Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer, which position he held until his retirement in January 2010. Prior to this appointment, Mr. Crovitz was a member of the executive leadership team of Gap Inc. from 1993 until 2003, most recently serving as Executive Vice President and Chief Supply Chain Officer. During his ten-year career with Gap, Mr. Crovitz was also Executive Vice President, Supply Chain and Technology and Senior Vice President, Strategy and Business Development. Prior to that, he held various positions with Safeway Inc., including serving as a member of the operating committee, Senior Vice President and Chief Information Officer, and Vice President, Director of Marketing for Safeway Manufacturing Group. Mr. Crovitz also spent several years with McKinsey & Company, Inc. where he was an Engagement Manager, leading client service teams in retail, forest products, steel and personal computer industries. He has over the past five years served as a board member for The Children’s Place Retail Stores, Inc. Mr. Crovitz’ responsibility for information technology during his tenure at Gap and Safeway and his experience in supply chain management are particularly relevant to the strategic direction of the Company. His extensive operating experience allows him to make significant contributions to the Company’s continuing efforts to pursue growth strategies, increase productivity and reduce its cost structure making him an effective Chairman of the Board. Mr. Crovitz also holds an MBA and a law degree from Stanford University.

Roy W. Haley (68) was elected to the Company’s Board of Directors in March 1998. Mr. Haley serves as Chair of the Audit Committee and a member of the Finance Committee and Executive Committees. Mr. Haley also serves as the Non-Executive Chairman of the board of directors of Bluelinx Corporation, a wholesale supplier of building materials. Until his retirement in May 2011, Mr. Haley served as the Executive Chairman of WESCO International, Inc. (“WESCO”), a wholesale supplier of electrical and other industrial supplies and services, and, until September 2009, was the Chief Executive Officer. Prior to joining WESCO in February 1994, he was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. In addition to his service as a director of WESCO, Mr. Haley served as a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, for twelve years until his retirement in April 2010. He also served as a director of the Federal Reserve Bank of Cleveland until his retirement in December 2010. Mr. Haley has a history of public company board membership and leadership with significant knowledge and operating experience in a distribution company as Chairman and Chief Executive Officer of WESCO. This experience allows him to provide highly informed guidance and counsel regarding the operations and value proposition of a wholesale supplier supplemented with his direct knowledge of the Company’s lines of products. Mr. Haley has served as the Chair of the Company’s Audit Committee for the past 14 years, and served as the chair of the audit committee of Cambrex Corporation. Mr. Haley is also designated as one of the financial experts on the Company’s Audit Committee. Through his present and past business experiences, Mr. Haley has acquired significant understanding and experience in financial matters of a publicly traded company, internal controls and the functions of an audit committee. Mr. Haley holds a Bachelor of Science in industrial management from Massachusetts Institute of Technology.

Stuart A. Taylor, II (54) was elected by the Company’s Board of Directors to join the Board in December 2011. Mr. Taylor is Chair of the Finance Committee and a member of the Governance Committee. Mr. Taylor is Chief Executive Officer of The Taylor Group LLC, a private equity firm, and has been with The Taylor Group since 2002. Prior to founding The Taylor Group in 2002, Mr. Taylor was Senior Managing Director of Bear Stearns Companies Inc., a brokerage firm. Over a span of 19 years, Mr. Taylor served as Managing Director of CIBC World Markets (US), Managing Director, Automotive Industry Group, BT Alex Brown, Inc. of Bankers Trust Company and as Vice President, Corporate Finance Department of Morgan Stanley & Company, Inc. Mr. Taylor currently serves as a director of Ball Corporation and Hillenbrand, Inc. Mr. Taylor has demonstrated leadership as a CEO and is a seasoned investment banker. His extensive experience in finance, business development, strategic diversification and mergers and acquisitions allows him to make significant contributions to the company’s strategic initiatives and to the Finance and Governance Committees. Mr. Taylor holds an MBA in finance from Harvard Business School and an undergraduate degree from Yale University.

The nominee for election as Class I Director at this year’s Annual Meeting, to serve for a two-year term expiring in 2017, is set forth below:

Paul S. Williams (55) was elected by the Company’s Board of Directors to join the Board in October 2014. Mr. Williams is a member of the Audit and Human Resources Committees. Mr. Williams has been a partner at Major, Lindsey & Africa, LLC, a legal executive search firm, since 2005. Prior to joining Major, Lindsey & Africa he served as Executive Vice President, Chief Legal Officer and Secretary of Cardinal Health, Inc. Mr. Williams currently serves on the boards of directors of Compass Minerals International, Inc. and Bob Evans Farms, Inc. and as presiding lead director of State Auto Financial Corporation. He is not seeking reelection to the State Auto board in May, 2015. Mr. Williams brings extensive experience and knowledge of the business operations of publicly traded companies having served on several public company boards and serving as a business executive. He also brings deep governance and M&A expertise. Mr. Williams holds a BA degree from Harvard University and a law degree from Yale University.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED ABOVE.

Continuing Directors

The other Directors, whose terms will continue after this year’s Annual Meeting, are as follows:

Class I Directors — Continuing in Office until 2017 Annual Meeting

Jean S. Blackwell (60) was elected to the Company’s Board of Directors in May 2007. Ms. Blackwell serves as Chair of the Governance Committee and a member of the Audit Committee. Ms. Blackwell served as the Chief Executive Officer of the Cummins Foundation and Executive Vice President, Corporate Responsibility of Cummins Inc., an engine manufacturer, from 2008 until her retirement in March 2013. From 2003 until May of 2008, Ms. Blackwell served as the Executive Vice President and Chief Financial Officer for Cummins. Ms. Blackwell also served as Vice President and

General Counsel; Vice President, Human Resources; and Vice President, Cummins Business Services. Ms. Blackwell was appointed as Executive Vice President of Cummins in 2005. Prior to joining Cummins, Ms. Blackwell was a partner in the Indianapolis law firm of Bose McKinney & Evans and also worked for the State of Indiana as Budget Director and for the State Lottery Commission as Executive Director. Ms. Blackwell has an in-depth knowledge of the business operations of a publicly-traded company from her long tenure at Cummins and a strong financial acumen from her senior management experience. Through her experiences, as well as serving on our Audit Committee and her previous service as chair of the audit committee of The Phoenix Companies, she has a thorough understanding of financial reporting of a public company and is well-versed in internal controls. Ms. Blackwell also brings significant knowledge of human resource practices having served as Vice President of Human Resources at Cummins. Ms. Blackwell holds a BA degree in economics from the College of William and Mary and a law degree (Cum Laude) from the University of Michigan. Ms. Blackwell is a member of the board of directors of Celanese, Inc., a specialty chemicals company, and serves on its audit and governance committees. She previously served as a director of The Phoenix Companies, a life insurance company.

P. Cody Phipps (53) was promoted to Chief Executive Officer of United Stationers Inc. in May 2011 and was elected to the Company’s Board of Directors at the same time. Prior to that time he served as the Company’s President and Chief Operating Officer since September 2010 and was President, United Stationers Supply from October 2006 to September 2010. He joined the Company in August 2003 as its Senior Vice President, Operations. Prior to joining the Company, Mr. Phipps was a partner at McKinsey & Company, Inc., a global management consulting firm, where he led the firm’s North American Operations Effectiveness Practice and co-founded and led its Service Strategy and Operations Initiative. Prior to joining McKinsey, Mr. Phipps worked as a consultant with The Information Consulting Group, a systems consulting firm, and as an IBM account marketing representative. Mr. Phipps also serves on the board of directors of Conway Freight, a transportation company.

Class III Directors — Continuing in Office until 2016 Annual Meeting

Susan J. Riley (56) was elected by the Company’s Board of Directors to join the Board in September 2012. Ms. Riley is Chair of the Human Resources Committee and a member of the Audit Committee. Ms. Riley is the Chief Financial Officer of Vestis Retail LLC, a private equity-owned holding company for Bob’s Store, Eastern Mountain Sports, and Sport Chalet. She previously served as a financial consultant for several retail and other companies. From April 2006 through February 2011 Ms. Riley held several senior executive positions, including Executive Vice President, Finance and Administration, at The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer. Previously she served as Executive Vice President and Chief Financial Officer of Klinger Advanced Aesthetics, Senior Vice President and Chief Financial Officer of Abercrombie & Fitch Company, Executive Vice President of Business and Finance of Mount Sinai Medical Center of New York, Vice President and Treasurer of Colgate-Palmolive Company, Executive Vice President and Chief Financial Officer of Dial Corporation and Senior Vice President and Chief Financial Officer of Tambrands, Inc. Ms. Riley’s extensive knowledge in financial matters and her experience as chief financial officer of several companies contribute to the financial expertise on our Board and the Audit Committee. Her experience from serving as a senior executive and board member of several companies, including as the chair of the human resources committee of another board, enables Ms. Riley to provide key insights to our Human Resources Committee and to the Board operations in general. Ms. Riley earned a bachelor’s degree in accounting from the Rochester Institute of Technology and an MBA from Pace University.

Alexander M. Schmelkin (38) was elected by the Company’s Board of Directors to join the Board in September 2012. Mr. Schmelkin is a member of the Human Resources and Technology Advisory Committees. Mr. Schmelkin is Co- Founder, Chief Executive Officer and a member of the board of directors of Alexander Interactive, a web design and engineering firm, and has held these positions since 2002. Before founding Alexander Interactive, Mr. Schmelkin co-founded New York-based Davanita Design, which was later acquired by Avatar Technology, where he served as President and Chief Executive Officer of the New York division. Mr. Schmelkin brings to the Board and the Technology Advisory Committee extensive experience in technology and e-business, digital expertise and entrepreneurial insights as a CEO. Mr. Schmelkin earned a bachelor’s degree from Cornell University.

Alex D. Zoghlin (45) was re-elected to the Company’s Board of Directors in May 2008. Mr. Zoghlin serves as Chair of the Technology Advisory Committee. In March 2013, Mr. Zoghlin was appointed as the Global Head of Technology for Hyatt Hotels Corporation, a global hospitality company. Prior to joining Hyatt, Mr. Zoghlin served as the Chief Executive Officer of VHT, Inc., a marketing services provider for the real estate industry, a position he held from 2009 to February 2013. He previously served on the Board from November of 2000 until May 2006. He resigned at that time to focus primarily on building G2 Switchworks, a Chicago-based travel/technology firm, where he was President and Chief Executive Officer until its change of ownership in 2008. He previously served as Chairman, President and Chief Executive Officer of neoVentures Inc., a venture capital investment company for emerging technology companies. Prior to that, he was Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by major airline companies. Mr. Zoghlin has a history of demonstrated leadership in enterprise technology and e-commerce. His experience in enterprise-wide programming, developing and implementing web-based solutions enables Mr. Zoghlin to offer key insights to our Technology Advisory Committee, which provides critical guidance on the Company’s portfolio of information technology assets and systems. Mr. Zoghlin also brings an entrepreneurial orientation to the Board’s deliberations. Mr.  Zoghlin also serves as a director of State Farm Insurance Co., an insurance and financial services company.

GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

The Company is committed to the use of sound corporate governance principles and practices in the conduct of its business. The Company’s Board has adopted the United Stationers Inc. Corporate Governance Principles (the “Governance Principles”) to address certain fundamental corporate governance issues. The Governance Principles provide a framework for Company governance activities and initiatives and cover, among other topics, Director independence and qualifications, Board and Committee composition and evaluation, Board access to members of management and independent outside advisors, Board meetings (including meetings in executive session without management present) and succession planning. These principles also provide for the separation of the position of Chairman of the Board, who would normally serve as the Company’s lead independent Director, from that of Chief Executive Officer. The Governance Principles are included under “Corporate Governance” as part of the “Investors” section available through the Company’s website at http://www.unitedstationers.com. Neither the Governance Principles nor any other information contained on or available through the Company’s website and referred to in this Proxy Statement is incorporated by reference in, or considered to be part of, this Proxy Statement.

Code of Conduct

The Company’s Board of Directors also has adopted the United Stationers Inc. Code of Business Conduct (the “Code of Conduct”). The Code of Conduct applies to all Directors, officers and employees, and covers topics such as compliance with laws and regulations, proper use of the Company’s assets, treatment of confidential information, ethical handling of actual or apparent conflicts of interest, accurate and timely public disclosures, prompt internal reporting of violations and accountability for adherence to its guidelines. A copy of the Code of Conduct is included under “Corporate Governance” as part of the “Investors” section available through the Company’s website at http://www.unitedstationers.com.

Board Independence

The Company’s Board of Directors has affirmatively determined that all of its members and the nominees, other than Mr. Phipps, the Company’s President and Chief Executive Officer, are independent within the meaning of the Company’s independence standards set forth in its Governance Principles. The Company’s Governance Principles incorporate the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), and reflect the Board’s policy that a substantial majority of the Directors who serve on the Company’s Board should be independent Directors. Indeed, for a number of years, a substantial majority of the Company’s Board of Directors has been comprised of independent Directors.

In determining that Mr. Taylor is independent, the Board considered that Mr. Taylor and his spouse are owners of Taylor Made Business Solutions (“TMBS”), where his spouse also serves as the Chief Executive Officer, and that TMBS purchased $61,824 of products and services from United Stationers Supply Co. (“USSC”), a wholly-owned subsidiary of the Company, during 2014. The amount of purchases was less than 5% of gross revenues of USSC. The Board concluded that such transactions constituted an insignificant percentage of TMBS’ purchases and the Company’s sales, that Mr. Taylor had no direct involvement in such transactions and that such transactions, therefore, did not affect Mr. Taylor’s independence. Based on the same information and the representations from the Company’s management that such transactions were in the ordinary course of business at the same prices and on the same terms as are available to customers of the Company generally, the Audit Committee of the Board concluded that such transactions were exempt under the Company’s related person transaction approval policy. The Governance Committee also reviewed the relationship and determined that there is no conflict with the Company’s Corporate Governance Principles, and that the relationship did not impair Mr. Taylor’s independence.

Board Leadership Structure

The Company’s Bylaws call for the Chairman of the Board to be elected by the Board from among its members and to have the powers and duties customarily associated with the position of a non-executive Chairman. Consistent with the Company’s Corporate Governance Principles, the Board expects that in most circumstances the only member of the Company’s management who would be invited to serve on the Board would be the Company’s chief executive officer. However, the Company’s Bylaws also provide that, while the Chairman may hold an officer position, under no circumstances may the Chairman also serve as the President or Chief Executive Officer of the Company. The Chairman of the Board normally will serve as the Company’s lead independent Director and chairs executive sessions of the Board. Charles K. Crovitz has served as the Company’s independent Chairman since December 2011.

These principles are further enhanced in the Company’s Corporate Governance Principles which assist the Board in the exercise of its responsibilities and in serving the best interests of the Company and its stockholders. This structure is intended to serve as a framework within which the Board may conduct its business in accordance with applicable laws, regulations and other corporate governance requirements.

Board Diversity

The Governance Committee is responsible for evaluating potential candidates for Board membership. In its evaluation process, the Committee considers such factors as the experience, perspective, background, skill sets, race, and gender makeup of the current Board as well as candidate’s individual qualities in these areas. The Committee does not have a separate policy on diversity. However, pursuant to the Company’s Corporate Governance Principles, diversity is one of the criteria to be positively considered for board membership. For this purpose, the Committee considers diversity broadly as set forth above. The Governance Committee believes our directors represent a diverse base of experience, skills, perspectives and thought processes.

Board’s Role in Risk Management

The Board of Directors takes an active role in risk oversight of the Company both as a full Board and through its Committees.

Strategic risk, which is risk related to the Company properly defining and achieving its high-level goals and mission, as well as operating risk, which is risk relating to the effective and efficient use of resources and pursuit of opportunities, are regularly monitored by the full Board through the Board’s regular and consistent review of the Company’s operating performance and strategic plan. For example, at each of the Board’s five regularly scheduled meetings throughout the year, management provides to the Board presentations on the Company’s various business units as well as the Company’s performance as a whole. In addition, the Board discusses risks related to the Company’s business strategy at the Board’s strategic planning meetings every year in July and September and at other meetings as appropriate. Similarly, significant transactions, such as acquisitions and financings, are brought to the Board and Finance Committee for approval.

Reporting risk and compliance risk are primarily overseen by the Audit Committee. Reporting risk relates to the reliability of the Company’s financial reporting, and compliance risk relates to the Company’s compliance with applicable laws and regulations. The Audit Committee meets at least four times per year and, pursuant to its charter and established processes, receives input directly from management as well as from the Company’s independent registered public accounting firm, Ernst & Young LLP, regarding the Company’s financial reporting process, internal controls, and public filings. The Company’s internal audit function leads an annual risk assessment to refresh its ongoing risk-based work plan which includes coverage of financial, operational, and compliance risks, reporting results to the Audit Committee on a regular basis. The Company’s Disclosure Committee, Compliance Committee, and Enterprise Risk Management Committee, each consisting of senior level staff from the legal, finance, human resources, and information technology departments, as well as each business unit, meet regularly to address financial reporting, compliance issues, and other enterprise-wide risks and identify any additional actions required to mitigate these risks. Each of these management committees reports its activities regularly to the Audit Committee. The Audit Committee also receives regular updates from the Company’s in-house attorneys regarding any Hotline reports, Code of Conduct issues or other legal compliance concerns. See “Board Committees — Audit Committee” below for further information on how the Audit Committee fulfills, and assists the Board of Directors’ oversight of, reporting and compliance risks.

Additionally, the Finance Committee, Technology Advisory Committee, and Human Resources Committee each provide risk oversight and monitoring with respect to the Company’s capital structure and corporate finance, cyber security, deployment of technology, and structure of compensation programs, respectively. See the individual descriptions of these committees for further information regarding their roles.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. In accordance with the Company’s Governance Principles, executive sessions are held at least four times a year. The Company’s independent Chairman of the Board presides at such sessions.

Self-Evaluation

The Board and each of the Audit, Governance, Human Resources, Executive, Finance and Technology Advisory Committees conduct an annual self-evaluation, as contemplated by the Company’s Governance Principles and the charters of such Board committees. The Board also obtains peer evaluations of individual Director performance in the course of its self-evaluation process.

Board Meetings and Attendance

The Board of Directors held seven meetings during 2014. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served.

Board Committees

General

The Board of Directors has established six standing committees — an Audit Committee, a Governance Committee, a Human Resources Committee, a Finance Committee, a Technology Advisory Committee, and an Executive Committee. The Governance Committee serves as and performs the functions of a Board nominating committee. Each of the standing committees operates under a written charter adopted by the Board. The charters for the committees are included under “Corporate Governance” as part of the “Investors” section available through the Company’s website at http://www.unitedstationers.com.

The current membership and number of meetings held by each such standing committee during 2014 are as follows: (1)

Audit Committee — 9 meetings	Governance Committee — 6 meetings
Roy W. Haley — Chair	Jean S. Blackwell — Chair
Jean S. Blackwell	Charles K. Crovitz
Susan J. Riley Paul W. Williams (3)	Stuart A. Taylor, II

Human Resources Committee — 6 meetings	Executive Committee — 7 meetings
Susan J. Riley — Chair (2)	Charles K. Crovitz — Chair
Alexander M. Schmelkin	Robert B. Aiken, Jr. (4)
Paul S. Williams	Roy W. Haley (2)
P. Cody Phipps

Finance Committee — 6 meetings	Technology Advisory Committee — 5 meetings
Stuart A. Taylor — Chair	Alex D. Zoghlin — Chair
Robert B. Aiken, Jr. (4)	Charles K. Crovitz
Roy W. Haley	Alexander M. Schmelkin

(1)	On May 21, 2014, Robert B. Aiken, Jr. did not stand for re-election at the Annual Meeting. Mr. Aiken rejoined the Board on February 11, 2015.
(2)	On May 21, 2014, Roy W. Haley became a member of the Executive Committee and Susan J. Riley became Chair of the Human Resources Committee.
(3)	On December 9, 2014, Paul S. Williams became a member of the Audit and Human Resources Committees. Alex D. Zoghlin stepped off the Human Resources Committee.
(4)	On February 11, 2015, Robert B. Aiken, Jr. became a member of the Executive and Finance Committees. Susan J. Riley stepped off the Finance Committee.

Audit Committee

The Board has determined that all of the above members of the Audit Committee are independent pursuant to NASDAQ’s current listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Audit Committee received any compensation from the Company during 2014 other than for services as a member of the Board or one or more of its committees. The Board also has determined that all Audit Committee members are financially literate and have financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley, Jean S. Blackwell and Susan J. Riley qualify as “audit committee financial experts” within the meaning of applicable SEC regulations.

The principle functions of the Audit Committee involve assisting the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; and (5) the Company’s enterprise risk management, legal, regulatory, and ethical compliance programs. The Audit Committee’s nine meetings during 2014 included reviews with management and the Company’s independent registered public accounting firm regarding the Company’s financial statements before their inclusion in the Company’s annual and quarterly reports filed with the SEC. For additional information, see “Report of the Audit Committee.”

The Audit Committee operates under a written charter most recently amended as of July 16, 2013. The charter was last reviewed by the Committee in July 2014. The charter is included under “Corporate Governance” as part of the “Investors” section available through our website at http://www.unitedstationers.com.

Governance Committee

The Governance Committee evaluates corporate governance principles and makes recommendations to the full Board regarding governance matters, including evaluating and recommending Director compensation, overseeing the evaluation by the Board of Directors of the performance of the Company’s Chief Executive Officer and the Board, and reviewing succession planning with respect to the Chief Executive Officer. The Company’s Board has determined that all of the members of the Governance Committee are independent pursuant to current NASDAQ listing standards. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of Director candidates, including any candidates that may be recommended by Company stockholders.

The Governance Committee operates under a written charter most recently amended as of September 16, 2014. The charter was last reviewed by the Committee in December 2014. The charter is included under “Corporate Governance” as part of the “Investors” section available through our website at http://www.unitedstationers.com.

Human Resources Committee

The Human Resources Committee of the Board of Directors generally acts as a Board compensation committee. It reviews and approves or makes recommendations to the Board of Directors with respect to compensation, employment agreements, and benefits applicable to executive officers. The Human Resources Committee also oversees the development and administration of compensation and benefits.

The Human Resources Committee operates under a written charter most recently amended as of February 18, 2014. The charter was last reviewed by the Committee in February 2014. The charter is included under “Corporate Governance” as part of the “Investors” section available through our website at http://www.unitedstationers.com.

The agendas, meetings, and calendar are developed and set by the Chair of the Human Resources Committee with input from the Human Resources Department and the Chief Executive Officer. The Chairman, Chief Executive Officer, other members of management and outside advisors may be invited to attend all or a portion of a Human Resources Committee meeting, other than an executive session of the Human Resources Committee members, depending on the nature of the agenda items. Neither the Chief Executive Officer nor any other member of management votes on items before the Human Resources Committee; however, the Human Resources Committee and the Board of Directors solicit the views of the Chief Executive Officer on compensation matters, including the compensation of our executive officers.

Among its executive compensation oversight responsibilities, the Human Resources Committee approves the base salaries, annual incentive compensation targets, benefits, and perquisites of our executive officers, other than the Chief Executive Officer. In the case of the compensation for the Chief Executive Officer, the Human Resources Committee makes a recommendation to the full Board of Directors for approval. The Human Resources Committee generally oversees the development and administration of our compensation and benefits plans, programs and practices, and reviews and makes determinations based on applicable data and analysis. Recommendations are made by the Committee to the Board on overall compensation and benefits objectives. With respect to our annual incentive programs, the Human Resources Committee approves performance targets under our Amended and Restated 2004 Long-Term Incentive Plan or criteria applicable to other executive officer bonuses and reviews attainment of such targets or satisfaction of other relevant criteria. The Human Resources Committee also administers and approves equity grants to our executive officers under our Amended and Restated 2004 Long-Term Incentive Plan. The Committee also advises and consults with the Governance Committee and the Board on non-employee director compensation.

At the request of the Board, a risk analysis of 2014 compensation policies and practices was conducted. The Human Resources Committee received a report from Aon Hewitt regarding its analysis of whether the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to incent employees to take excessive risks or other actions inconsistent with Company policy that would result in a material adverse effect on the Company. Aon Hewitt identified all compensation policies and practices, analyzed whether they might motivate employees to take inappropriate risks and also considered internal controls that mitigate any such risks. After completion of this analysis, Aon Hewitt and management reported to the Committee their conclusion that none of the Company’s compensation policies and practices is reasonably likely to incent employees to take excessive risks that would result in a material adverse effect on the Company, and the Committee concurred with their conclusion.

The Human Resources Committee may establish its own procedural rules except as otherwise prescribed by the Company’s Bylaws, applicable law, or the NASDAQ listing standards. The Human Resources Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resources Committee, subject to such terms and conditions (including required reporting back to the full Committee) as the Human Resources Committee may prescribe.

The Human Resources Committee has the authority to retain directly (and terminate the engagement of) any outside compensation consultants, outside counsel, or other advisors that the Human Resources Committee in its discretion deems appropriate to assist it in the performance of its functions, with the sole authority to approve related retention terms and fees for any such advisors. We will provide for appropriate funding, as determined by the Human Resources Committee, for payment of compensation to such outside advisors the Human Resources Committee retains.

The Human Resources Committee engaged the services of an independent consultant, Meridian Compensation Partners, LLC (“Meridian”). Meridian provided the Human Resources and Governance Committees with updates on compensation trends and regulatory developments, advice on proxy disclosures with regard to compensation matters and other assistance in related items as requested by the Committees, including review of various materials prepared for the Committees by management. In completing its work, Meridian was engaged directly on behalf of the Committees, did no other work for the Company or any of its senior executives, and had no other ties to the Company.

The Human Resources Committee has assessed the independence of Meridian pursuant to the rules of the U.S. Securities and Exchange Commission and NASDAQ and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Human Resources Committee.

For additional information, see “Executive Compensation — Compensation Discussion and Analysis — Use of Consultants.”

Executive Committee

The Executive Committee has the authority to act upon any corporate matters that require Board approval, except where Delaware law requires action by the full Board or where the matter is required to be approved by a committee of independent Directors in accordance with applicable regulatory requirements.

Finance Committee

The purpose of the Finance Committee is to review and provide guidance to the Company’s Board of Directors and management with respect to the Company’s: (1) present and future capital structure requirements and opportunities; (2) plans, strategies, policies, proposals, and transactions related to corporate finance; (3) potential acquisitions and divestitures; and (4) to assess Company financial risk management activities and plans.

Technology Advisory Committee

The purpose of the Technology Advisory Committee is to assist the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) alignment of the Company’s IT strategic direction, investment needs, and priorities with its overall business visions, goals, and strategies; (2) the Company’s eBusiness strategy, and Digital-based marketing and merchandising efforts; (3) assessment of the Company’s portfolio of information technology (“IT”) assets and systems; (4) promotion of an effective, efficient, scalable, flexible, secure, and reliable IT infrastructure; and (5) consideration of the impact of emerging IT developments that may affect the Company’s IT systems or business.

Consideration of Director Nominees

The Governance Committee periodically assesses the Board’s size and composition and whether there may be any near-term vacancies on the Board due to retirement or otherwise. The Governance Committee uses a variety of methods to identify and evaluate potential Director nominees when the need for a new or additional Director is identified. It may seek or receive candidate recommendations from other Board members, members of the Company’s senior management, stockholders, or other persons. In addition, if and when it deems appropriate, the Governance Committee may retain an independent executive search firm to assist it in identifying potential Director candidates. Any such candidates may be evaluated at regular or special meetings of the Governance Committee and the Governance Committee may solicit input from other Directors.

In evaluating any identified or submitted candidates for the Board, the Governance Committee seeks to achieve a balance of knowledge, skills, experience, and capability on the Board and to address the Board membership criteria set forth in the Company’s Governance Principles. In addition, the Governance Committee believes that candidates must have high personal and professional ethics and integrity, with values compatible with those of the Company; broad and substantial experience at a senior managerial or policy-making level as a basis for contributing wisdom and practical insights; the ability to make significant contributions to the Company’s success; and sufficient time to devote to their duties as a Director. In addition, the Governance Committee believes it is important that each Director represent the interests of all stockholders.

The Governance Committee’s policy is to consider properly submitted stockholder nominations for Director candidates in the same manner as a committee-recommended nominee. To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement to the Company’s Secretary at United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559 in accordance with the procedures described later in this Proxy Statement under the heading “Stockholder Proposals”. This written statement must contain: (i) as to each nominee, his or her name and all such other information as would be required to be disclosed in a proxy statement with respect to the election of such person as a Director pursuant to the Exchange Act; (ii) the name and address of the stockholder providing such recommendation, a representation that the stockholder is the record owner of shares entitled to vote at the meeting, the number of shares owned, the period of such ownership, and a representation that the stockholder intends to appear in person or by proxy to nominate the person specified in the statement; (iii) whether the nominee meets the objective criteria for independence of directors under applicable NASDAQ listing standards and the Company’s Governance Principles; (iv) a description of all arrangements or understandings, and any relationships, between the stockholder and the nominee or any other person or persons (naming such person(s)) pursuant to which the nomination is to be made by the stockholder; and (v)  the written consent of each nominee to serve as a Director if so elected.

Communications with the Board and Annual Meeting Attendance

Any stockholder who desires to contact the Company’s Chairman of the Board, who serves as its lead independent Director, or the other members of the Board of Directors may do so by writing to: Chairman of the Board, or Board of Directors, United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559. All such written communications will be forwarded to and collected by the Company’s Secretary and delivered in the form received to the Chairman of the Board or, if so addressed or deemed appropriate based on the facts and circumstances outlined in the communication, to another member of the Board or a chair of one of its standing committees. However, unsolicited advertisements, invitations or promotional materials may not be forwarded to Directors, in the discretion of the Secretary.

Directors are encouraged to attend annual meetings of the Company’s stockholders. All of the Company’s Directors then serving on the Board of Directors attended the 2014 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the background and objectives of our compensation programs for certain individuals who served as executive officers in fiscal 2014 and the material elements of the compensation of each of the executive officers identified in the following table, to whom we refer as our named executive officers:

Name	Title
P. Cody Phipps	President and Chief Executive Officer
Todd A. Shelton	Senior Vice President and Chief Financial Officer
Timothy P. Connolly	President, Business Transformation and Supply Chain
Joseph G. Hartsig	Senior Vice President and Chief Merchandising Officer
Richard D. Phillips	President, On-Line and New Channels

Executive Summary

The primary elements of our compensation program are base salary, annual cash incentive awards and long-term equity incentive awards. We review our compensation programs annually and make changes as appropriate to further align our executive compensation structure with our stockholders’ interests and current market practices. We target base salary at the 50th percentile for comparable positions at companies in our peer group and general industry. When we deliver targeted financial results, our programs are generally designed to provide total compensation (including base salary, annual cash incentive awards, equity awards and other compensation) at about the 50th percentile of our peer group and general industry. We seek to pay our executives fairly while challenging them to achieve incentive performance targets that exceed industry performance expectations. In 2014, target incentive pay (annual cash incentive and equity awards) accounted for approximately 78% of the total target pay opportunity of Mr. Phipps. The target incentive pay opportunity for our other named executive officers averaged 62% of their total 2014 target pay opportunity, consistent with the Human Resources Committee’s objective of promoting a “pay for performance” culture by putting a substantial percentage of executives’ compensation at risk.

Impact of 2014 Business Results on Compensation Levels

We delivered solid financial performance in 2014 in the face of a challenging economic and industry environment. However, our performance was below our internal performance goals. As a result, the payouts under our annual cash incentive plan and the vesting of performance-based equity awards were also below target. In 2014, our Adjusted Net Income declined 3.3% compared to 2013, our Adjusted Cost Factor increased 47 basis points, and our Adjusted Working Capital Efficiency declined 135 basis points. (See “— Elements of Compensation — Annual Cash Incentive Awards” for definitions of Adjusted Net Income, Adjusted Cost Factor and Adjusted Working Capital Efficiency.) Our economic profit (“EP”) declined in 2014 due primarily to higher working capital investments relating to acquisitions, inventory investments, and sales growth. Our diluted earnings per share remained flat, and we generated cash flow of approximately $77 million from operations.

2014 Key Compensation Decisions and Results

The Human Resources Committee took into consideration several factors to determine 2014 compensation levels for our named executive officers, including our financial and business results, individual performance and comparative compensation information. Key compensation decisions and results in 2014 included the following:

•	The named executive officers’ annual salaries, annual cash incentive targets and long-term equity incentive targets were generally kept at their 2013 levels.

•

We achieved 68% of our Adjusted Net Income goal under our 2014 Management Cash Incentive Plan (“MIP”), 156% of our Adjusted Cost Factor goal, and 0% of our Adjusted Working Capital Efficiency goal, resulting in a payout of 80% of target before adjustment for individual performance, as described in more detail under “— Elements of Compensation — Annual Cash Incentive Awards” below.

•

We earned Adjusted Net Income of $128.9 million in 2014 and cumulative economic profit of $51 million and $33 million for the three-year and two-year periods ended December 31, 2014. Based on this performance, approximately 36%, 52%, and 41% of the number of shares targeted to vest by March 1, 2015 under the restricted stock unit awards issued in March 2014, 2013, and 2012, respectively, actually vested on or before March 1, 2015.

•

The Human Resources Committee granted annual equity incentives to our named executive officers, consistent with our compensation philosophy and an assessment of individual performance and expected future contributions.

•

In December 2014, the Board increased Mr. Phipps’ annual salary from $750,000 to $800,000, his annual cash incentive target from 110% to 125% of his base salary and his long-term equity incentive target from 220% to 300% of his base salary, effective January 1, 2015, in recognition of Mr. Phipps’ performance in the position of President and Chief Executive Officer and the marketplace compensation profiles for similarly-situated CEOs in the Company’s peer group and in general industry provided by our independent compensation consultant. No adjustments to compensation levels were made in the 2014 compensation program for named executive officers.

2012-2014 Business Results and CEO Compensation

The following three charts show our diluted earnings per share, EP and Adjusted Net Income for the past three years. Economic profit was the performance measure for performance-based restricted stock unit (“RSU”) awards granted to executive officers in 2012 and 2013, and Adjusted Net Income was the performance measure for RSUs granted to them in 2014. All of these RSUs were eligible for vesting in 2014 and constituted a material percentage of the executive officers’ total target compensation.

*

Economic profit for 2012 and 2013 is calculated based on the definition set forth in the 2012 and 2013 restricted stock unit grants: after-tax EBIT, after applying a capital charge based on the Company’s long-term weighted average cost of capital. Total capital used to calculate the capital charge included all assets and liabilities except cash and debt (including securitized accounts receivable). Both after-tax earnings and total capital were also adjusted to remove the impact of certain other pre-determined items in calculating the economic profit as defined in each respective award. Economic profit was not defined in the 2014 restricted stock unit grants because Adjusted Net Income is the performance metric under those grants. Accordingly, 2014 economic profit is calculated as the average of 2014 economic profit calculated based on the definition in the 2012 and 2013 grants.

*

Adjusted Net Income for each year is calculated based on the definition set forth in the Company’s Management Incentive Plan for that year. See “ — Elements of Compensation — Annual Cash Incentive Awards.”

The following chart illustrates our CEO’s total compensation for the past three years. Our CEO’s total compensation (or “Earned Value”) was materially below his total target compensation (or “Target Value”) in 2014 and decreased significantly from his Earned Value in 2013 due primarily to lower EP and Adjusted Net Income in 2014. Due to the Company’s 2014 EP and Adjusted Net Income performance, only a small percentage of the RSUs awarded to Mr. Phipps in 2012-2014 that were scheduled to vest in 2014 actually vested. The Committee believes that the CEO’s lower total compensation in 2014 demonstrates the alignment of compensation and performance.

Compensation Governance Practices

We believe our executive pay is aligned with our performance and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We evaluate annually the major risks to our business, including potential risks related to our incentive plan designs. Our compensation program in 2014 built upon our solid compensation governance framework and pay for performance philosophy, which are demonstrated by the following governance practices:

Practices We Employ	Practices We Avoid

•   Pay is closely linked to performance and targeted at the 50th percentile of a committee-approved comparator group of similar size and industry peers

•   Performance metrics are directly tied to value creation for stockholders

•   Executives are subject to stock ownership guidelines consistent with market practices

•   Appropriate caps on incentive plan payouts

•   Incentive compensation “clawback” policy

•   Change-in-Control (“CIC”) severance requires a double trigger

•   Our Human Resources Committee is comprised entirely of independent directors

•   Our Human Resources Committee engages an independent consultant

•   Our Human Resources Committee regularly meets in executive session without management present

•   Supplemental Executive Retirement Plan (SERP) benefits are not provided

•   Options are not back-dated or repriced

•   Perquisites are not provided other than a modest cash allowance and enhanced insurance benefits

•   Hedging and short sales are not permitted

•   Pledging is not permitted without pre-approval

•   Dividends and dividend equivalents are not provided on unearned performance awards

•   Incentive program designs do not encourage excessive risk taking

•   Excise tax gross-ups were eliminated for all new agreements after December 31, 2010

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to attract and retain talented executives and to reward them fairly for their contributions to the Company. Our executive compensation program is intended to support our strategic objectives and align the interests of our executives and our stockholders. Our executive compensation program consists of base salary, annual cash incentives, and long-term equity incentives, as well as benefits that are generally available to our salaried employees and limited perquisites. We believe that spreading compensation across three primary components — annual base salary, annual cash incentive that is tied to operating and financial performance, and long-term incentives that reward our executives based on our stock price performance — provides a desirable balance of fixed and at-risk compensation, balances short-term and long-term goals, aligns the interests of management and stockholders, and allows us to offer a compensation package that is competitive in the marketplace.

Competitive Analysis and Peer Group

The Company’s management has retained Aon Hewitt, a human resources consulting firm, to provide management with information and advice on executive compensation matters. Aon Hewitt has provided information, which management has validated and updated through additional sources, about the total compensation — including base salary, annual incentive compensation and long-term incentive compensation — paid to executives performing comparable jobs at a group of companies that are comparable to us in revenue, market capitalization and/or industry (collectively, the “Compensation Data”). The Company engages a compensation consulting firm to conduct a formal compensation benchmark study every other year. The information from the studies completed by Aon Hewitt in October, 2012 and August, 2014 were used to recommend compensation changes for 2014 and 2015, respectively. The Human Resources Committee has separately retained an independent consultant, Meridian Compensation Partners, LLC, to advise the Committee on compensation matters. For additional information about consulting services provided by Meridian Compensation Partners, LLC and Aon Hewitt, see “— Use of Consultants” below.

The Board of Directors reviewed the recommendations of management and selected the companies listed below for our 2014 comparator group. The comparator group consists of companies that are comparable to us in revenue or number of employees, are in similar industries to ours, or are wholesalers. To determine what similar companies are paying for similar positions in the outside labor market, management has reviewed the Compensation Data relating to the comparator group.

Comparator Company	Revenue(1)	Type of Industry
Anixter International Inc.	$6,226,500,000	Communication products
CDW Corporation	$10,768,600,000	Technology products
Fastenal Company	$3,326,106,000	Fasteners and other products
Genuine Parts Co.	$14,007,843,000	Auto parts
HD Supply Holdings, Inc.	$8,487,000,000	Industrial products
Insight Enterprises, Inc.	$5,144,347,000	Computer hardware and software
MSC Industrial Direct Co. Inc.	$2,787,122,000	Industrial products
Office Depot, Inc.	$11,242,000,000	Office products
Patterson Companies, Inc.	$4,063,715,000	Dental products
Pitney Bowes	$3,869,401,000	Provider of software, hardware and services
Pool Corporation	$2,079,700,000	Pools and related backyard products
Staples, Inc.	$23,114,263,000	Office products
Steelcase	$2,988,900,000	Workplace furnishings products
SYNNEX Corp.	$10,845,164,000	Technology products
W.W. Grainger, Inc.	$9,437,758,000	Facilities maintenance and other products
WESCO International, Inc.	$7,513,342,000	Electrical products
Median Revenue of Comparator Companies	$6,869,921,000
United Stationers Inc.	$5,327,205,000

(1)	Most recent fiscal year reported by the comparator companies as of January 31, 2015.

Due to variances in revenue among the Company and some of the companies in our comparator group, regression analysis — a statistical technique for investigating and modeling the relationship between variables — is used to estimate the effect that revenue variances have on executive compensation and to adjust the Compensation Data for such variances among the companies. This adjusted data is used to create marketplace compensation profiles for our executives. Our total compensation mix is targeted at setting base salary at the 50th percentile of these marketplace compensation profiles and setting annual cash and long-term target incentives at about the 50th percentile. Our targets generally allow us to recruit, motivate, and retain the executive talent necessary to develop and execute our strategy. However, we may depart from these targets when appropriate based on the performance level of an individual, his or her unique contributions to the Company, market factors, retention risks, or other considerations. Prior to the increase in Mr. Phipps’ base salary and annual and long-term incentive targets effective January 1, 2015, his total target compensation was significantly below the marketplace compensation profile for his position. Mr. Phipps’ total target compensation in 2015 is at about the 50th percentile of such profile. There were no other significant departures from our targets for executive compensation in 2014 for the named executive officers.

Performance Management

The Governance Committee of our Board of Directors oversees the annual evaluation of our President and Chief Executive Officer’s performance. The Human Resources Committee recommends to the Board, for its approval, adjustments to our President and Chief Executive Officer’s annual base salary, annual cash incentive award targets and long-term incentive targets. Our President and Chief Executive Officer annually reviews the performance of all other executive officers and makes recommendations to the Human Resources Committee, for its approval, with respect to their base salary adjustments and annual cash and long-term incentive targets. The Human Resources Committee approves the final base salary adjustments and incentive targets of the other named executive officers and exercises its discretion in modifying any recommended adjustments or incentive targets.

Elements of Compensation

The primary elements of executive compensation are base salary, annual cash incentive awards and long-term equity incentive awards under our Amended and Restated 2004 Long-Term Incentive Plan (“LTIP”). Taken together, we refer to these components as “total compensation.” Individual compensation packages and the mix of base salary, annual cash incentive awards and long-term equity incentive awards for each named executive officer vary depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The performance-based portion of total compensation generally increases as an executive’s level of responsibilities increases. The following table below is not to scale for any particular named executive officer.

The percentage ranges in the previous chart are based on annualized total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables. Annualized values for long-term equity compensation are based on the fair value at the date of grant of awards annualized over the three-year vesting term. We use these annualized values because the Compensation Data obtained from Aon Hewitt is calculated in the same manner.

Base Salary

Base salaries are reviewed annually based on the following factors:

•	Job performance: The executive’s performance relative to the specific financial targets or business objectives for the job

•	Market factors: The market compensation profile for similar jobs and the need to attract and retain qualified candidates for high-demand positions

•	Potential: The individual’s expected contribution to the Company’s future performance

•	Retention risk: The need to retain high performing and high potential executives

•	Internal value of the executive’s role: The relative importance of the job within the Company’s executive ranks based on the scope of responsibility and performance expectations

Upon Mr. Phipps’ promotion to President and Chief Executive Officer as of May 16, 2011, the Board approved a promotional increase in his base salary, which placed his salary below the median for Chief Executive Officers at comparable companies in recognition of the fact that this was a new position for Mr. Phipps. Mr. Phipps did not receive an annual salary increase in 2012, 2013, or 2014, consistent with the desire of the Human Resources Committee to transition his pay mix over time to a higher proportion of performance-based incentive compensation in order to promote a stronger pay for performance alignment with stockholder interests. In December 2014, the Board increased Mr. Phipps’ annual salary from $750,000 to $800,000 as one element of the increase in his total target compensation in recognition of his performance in the position of President and Chief Executive Officer. With such increase, Mr. Phipps’ 2015 base salary is at about the 50th percentile of the marketplace compensation profiles for similarly-situated executives in the Company’s peer group and in general industry. Base salaries remained flat for all other named executive officers for 2015.

Annual Cash Incentive Awards

All of our named executive officers participated in the 2014 Management Cash Incentive Awards Plan (“MIP”), which promotes the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash incentive awards for achieving Company performance goals. Each named executive officer’s annual cash incentive award target under the MIP is set as a percentage of his base salary, which is generally at about the median for annual cash incentives awarded to similar level positions based on the Compensation Data, subject to adjustment by the Human Resources Committee (or, in the case of Mr. Phipps’ award target, by the independent directors on the Board) to reflect the executive’s responsibilities, job performance and contribution to overall business goals. Each year, the Committee establishes target financial performance measures at levels that are consistent with our expectation that our long-term diluted earnings per share percentage growth rate will be in the mid-teens. The threshold, target and maximum levels of each performance measure are set each year with the following objectives: the relative difficulty of achieving each level is consistent from year to year; the target level is both challenging and achievable, reflects the midpoint of planned Company performance and generally exceeds industry performance expectations; the performance ranges within which threshold and maximum incentive payouts can be earned are generally consistent with the range of financial results within which performance is expected to occur; and a threshold payment is made to reward partial achievement of the targets and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance.

Under the MIP, executives were eligible to receive annual cash bonuses based on the Company’s achievement of three performance measures: Adjusted Net Income, Adjusted Cost Factor, and Adjusted Working Capital Efficiency, all as defined below. We believe this mix of performance measures encourages employees to focus appropriately on the Company’s key financial and strategic objectives. The potential payout on each performance measure was 0% to 200% of the target award related to that measure, depending on whether our performance on that measure was at or below threshold (payout of 0%), between threshold and target (payout greater than 0% but less than 100%), between target and maximum (payout between 100% and 200%), or at or above maximum (payout of 200%). For performance between Threshold and Target or Target and Maximum, the achievement percentage for each performance measure was determined by linear interpolation.

The Human Resources Committee established the following threshold, target, and maximum performance measure levels during the first quarter of 2014, and the Committee certified the following actual performance level and percentage of target payout for each of the 2014 MIP performance measures for the named executive officers:

2014 Performance Measures	Weight	Threshold	Target	Maximum	Actual	Achievement
Adjusted Net Income	60%	$119,400,000	$132,700,000	$145,900,000	$128,440,000	68%
Adjusted Cost Factor	25%	15.68%	15.29%	14.90%	15.07%	156%
Adjusted Working Capital Efficiency	15%	15.77%	15.24%	14.71%	16.5%	0%
Total	100%	N/A	N/A	N/A	N/A	80%

At the beginning of 2014, the Human Resources Committee defined “net income” as net income as reported in our audited financial statements, “cost” as operating expenses plus cost components of gross margin covering occupancy, advertising materials, distress loss, net delivery freight and net advertising freight, and “working capital” as net assets, excluding cash, less net liabilities. At that time the Committee also approved adjustments to the performance measures to eliminate the net impact of the events listed below on net income, cost as a percentage of net sales, and working capital as a percentage of net sales (as so adjusted, “Adjusted Net Income,” “Adjusted Cost Factor,” and “Adjusted Working Capital Efficiency,” respectively): write offs of previously capitalized costs from refinancing activities; the impact on financial results during the year of completion and the year following of any acquisitions or dispositions with revenue for the most recently completed fiscal year of more than $50 million, such impact to be as projected in the final financial valuation of the transaction and its impacts presented to the Board prior to the Board’s approval of the transaction; the effects on financial results of charitable contributions to the United Stationers Charitable Foundation; the effects of amounts accrued or paid related to prior period claims sold to Kemper Insurance; the expense associated with impairment of goodwill and other intangible assets; the interest expenses and any accrued interest associated with the cost of repurchases of our stock or issuance of dividends; the effects of any termination of any interest rate swap agreement; changes in the carrying value within the Company’s Other Comprehensive Income of the assets and liabilities associated with pension plans and interest rate swap agreements; and the effects of the termination, immunization, or changes in accounting principles of the Company pension plans, if any.

The 2014 MIP payout to all the named executive officers as a group was 80% of target. For each named executive officer, 20% of the 80% payout was subject to an adjustment by the Human Resources Committee (or the independent members on the Board, in the case of Mr. Phipps), based on the Committee’s/Board’s assessment of the executive’s individual performance against specific individual performance targets. For outstanding performance, the executive’s total payout could have been increased by a maximum of 10%, from 80% of target to 88% of target. For unsatisfactory performance, the executive’s total payout could have been decreased as much as 20%, from 80% of target to 64% of target. The Human Resources Committee and, for Mr. Phipps, the Board assessed the achievements for each named executive officer against the performance goals and determined that total payouts of 80% of target for each named executive officer were appropriate.

In order for the Company to receive an income tax deduction for MIP amounts payable to MIP participants who are “covered employees” for purposes of Code Section 162(m), the payouts to these individuals as calculated under the MIP are paid from a separate pool established under the stockholder-approved LTIP (the “MIP incentive pool”). The MIP incentive pool for 2014 was an amount equal to 10% of 2014 earnings before interest and taxes, of which the following percentages were allocated: 36% was allocated to Mr. Phipps, 10% to Mr. Shelton, 10% to each of the other named executive officers, and 8% to each of the other three MIP participants who were eligible to participate in the MIP incentive pool. The amounts allocated to these MIP participants under the MIP incentive pool were subject to the annual payment limits under the LTIP. The Human Resources Committee had the authority to reduce, but not to increase, amounts allocated under the MIP incentive pool. The Committee used its discretion to reduce the payouts to each participant covered by the MIP incentive pool to equal the amounts determined based on the MIP performance measures discussed above and each named executive officer’s individual performance. For purposes of the MIP incentive pool, the term “Earnings Before Interest and Taxes” was defined as the Company’s earnings before interest and taxes after eliminating “extraordinary items” as determined under U.S. generally accepted accounting principles

(“GAAP”) and other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes that under GAAP would require separate presentation in the Company’s financial statements (as reported in the Company’s annual report for 2014).

The table below lists the 2014 target, maximum and actual cash incentive awards for the named executive officers:

Annual Cash Incentive Awards — 2014
	MIP Target		MIP Maximum(1)		MIP Payout (paid in March 2015)
Name	% of Base Salary	Amount ($)	% of MIP Target	Amount ($)	% of MIP Target	Amount ($)
P. Cody Phipps	110	825,000	220	1,815,000	80	660,000
Todd A. Shelton	70	308,000	220	677,600	80	246,400
Timothy P. Connolly	90	361,800	220	795,960	80	289,440
Joseph G. Hartsig	50	195,000	220	429,000	80	156,000
Richard D. Phillips	50	187,500	220	412,500	80	150,000

(1)

For 2014, the maximum possible cash payout to each of the named executive officers under the MIP was the amount shown in the “MIP Maximum” column of the table, consisting of 200% of each named executive officer’s MIP target plus up to 10% of the 200%, which the officer can receive based on the Human Resources Committee’s assessment of the executive’s 2014 performance (or, in the case of Mr. Phipps, the assessment made by the independent members of the Board). The Committee determined, in its discretion, that no additional amounts outside those under the MIP, as shown in the “MIP Payout” column of the table, were required to appropriately reward the executive officers for company or individual performance in 2014. The Committee reduced the maximum possible awards under the MIP incentive pool to the amounts actually determined under the MIP based upon the achievement of the performance measures described in the discussion of our Annual Cash Incentive Awards and each named executive officer’s individual performance.

The annual cash incentive award payout chart below reflects our achievement of the MIP performance measures for the past 10 years and underscores our pay for performance approach. As shown in the chart, the MIP payout has been at or above the overall target level four times in the last ten years, but during that period we have never achieved the maximum performance level. The annual incentive payout percentage over the past ten years (excluding 2009 in which executive officers did not participate in the MIP) has averaged approximately 92% and ranged from approximately 23% to 164% of participants’ target award opportunity, as reflected in the following table:

Long-Term Equity Incentive Awards

The Committee may make long-term equity incentive awards to the Company’s executives, including the named executive officers. Executives participate in these programs based on their: (1) ability to make a substantial contribution to the Company’s financial results, (2) level of responsibility, (3) performance and (4) leadership potential. Executive participation (other than the CEO) is determined by the Committee based on the recommendations of the CEO, rather than automatically based on title, position or salary level. The economic value of each named executive officer’s total LTIP awards is generally targeted at about the median value of equity awards to executives in similar positions based on comparator group and general industry compensation data, subject to adjustment by the Committee to reflect the foregoing factors, as well as the Company’s desire to retain executives.

Mix of Equity Incentive Awards

Our regular 2014 long-term equity compensation program consisted of two types of awards: performance-based RSU awards and restricted stock awards. The performance-based RSU awards are designed to promote achievement of the Company’s three-year financial plan, while the restricted stock awards are intended to support retention of our executives. Management and the Human Resources Committee regularly review the appropriateness of performance measures and degree of stretch in the long-term incentive program. In addition to providing market-competitive compensation, this program allows us to recognize individuals who most directly drive our performance, to promote outstanding Company and individual performance, and to align the interests of Company executives with the interests of our stockholders.

The independent members of the Board approved the following annual equity awards to Mr. Phipps, and the Human Resources Committee approved the following annual equity award grants to the other named executive officers, effective on the dates indicated:

•

March 15, 2014 performance-based RSU awards, approved in February 2014, were designed to provide a grant date value equal to 70% of the total 2014 LTIP economic value target approved for each named executive; and

•	September 1, 2014 restricted stock awards, approved in July 2014, were designed to deliver 30% of the total 2014 LTIP economic value target approved for each named executive.

To convert the economic value of the performance-based RSU awards or restricted stock awards into the target number of RSUs or the number for restricted shares granted, respectively, the economic value of each award was divided by the closing price of our common stock on the effective date of the grant.

2014 Performance-Based RSU Awards

The March 15, 2014 performance-based RSU awards vest in three annual increments targeted at 1/3 of the number of units granted, but ranging from:

•	0 to 66.67% of the number of units granted based on the Company’s achievement of Adjusted Net Income within a projected range for 2014;

•

0 to 133.33% of the number of units granted (less any previously-vested units) based on the Company’s achievement of cumulative Adjusted Net Income within a projected range for the years 2014 and 2015; and

•

0 to 200% of the number of units granted (less any previously-vested units) based on the Company’s achievement of cumulative Adjusted Net Income within a projected range for the years 2014 through 2016.

The Adjusted Net Income performance target for the March 15, 2014 RSU awards reflected the midpoint of planned Company performance, which exceeded industry performance expectations. The Human Resources Committee selected Adjusted Net Income as the sole performance measure for our 2014 RSU awards. The Committee believes that achievement of the Company’s Adjusted Net Income targets will create substantial stockholder value over time. Adjusted Net Income and the actions necessary to drive it are well understood by management and have been used effectively as annual compensation incentives for many years. The definition of Adjusted Net Income for purposes of the RSU awards is the same as the definition the Human Resources Committee adopted for purposes of the 2014 MIP. See “ — Annual Cash Incentive Awards.”

2014 Restricted Stock Awards

The restricted stock grants awarded September 1, 2014 vest in three substantially equal annual increments, except that if the aggregate adjusted diluted earnings per share of the Company for the four quarters preceding a vesting date do not exceed $0.50, the restricted stock scheduled to vest on that date will be forfeited. (The $0.50 earnings per share requirement is designed to provide tax deductibility as described below. See “— Corporate Governance — Tax Deductibility.”)

Determination of Performance-Based Restricted Stock Units Earned in 2014

The charts below show the number of performance-based restricted stock units earned in 2014 based on the indicated performance against target goals.

Company’s Cumulative Economic Profit Goals 2014 Adjusted Net Income and Corresponding Performance Factors

During the Performance Periods Indicated

2012 RSU Awards ($ million)	1 Year Period Ended December 31, 2012		2 Year Period Ended December 31, 2013		3 Year Period Ended December 31, 2014
	EP Goal	Perf. Factor	EP Goal	Perf. Factor	EP Goal	Perf. Factor
Maximum	28M	150%	59M	150%	96M	150%
Target	22M	100%	48M	100%	77M	100%
Threshold	15M	0%	22M	0%	48M	0%
Actual	21M	83%	38M	62%	51M	12%

2013 RSU Awards ($ million)	1 Year Period Ended December 31, 2013		2 Year Period Ended December 31, 2014
	EP Goal	Perf. Factor	EP Goal	Perf. Factor
Maximum	35M	200%	83M	200%
Target	23M	100%	47M	100%
Threshold	12M	0%	24M	0%
Actual	24M	104%	33M	40%

2014 RSU Awards ($ million)	1 Year Period Ended December 31, 2014
	Adjusted Net Income Goal	Perf. Factor
Maximum	142M	200%
Target	135M	100%
Threshold	126M	0%
Actual	129M	36%

Based on the Company’s cumulative EP for the three-year and two-year periods ended December 31, 2014, no additional shares vested on March 1, 2015 under the RSU award agreements issued to each named executive officer in March 2012 and 2013. The cumulative EP and vesting of shares for such periods were substantially below target, demonstrating the alignment of compensation delivery with performance measure achievement. Based on the Company’s Adjusted Net Income in 2014, the percentage of the total number of shares targeted to vest for the one-year period ended December 31, 2014 that actually vested on March 1, 2015 under the RSU award agreements issued to each named executive officer in March 2014 was 36%.

The number of RSU awards earned by each executive as of any Scheduled Vesting Date was calculated using the following formula:

(Performance Factor x Cumulative Unit Percentage x Number of RSUs Awarded) – Number of Previously Earned RSUs

The Performance Factor for each Scheduled Vesting Date was derived from the table above based on the Company’s cumulative economic profit or Adjusted Net Income, as applicable, through the applicable Scheduled Vesting Date. If the Company’s cumulative economic profit or Adjusted Net Income as of a Scheduled Vesting Date was between two amounts shown in the table, the corresponding Performance Factor was determined by linear interpolation between the two relevant Performance Factors in the table. The Cumulative Unit Percentages as of the Scheduled Vesting Date for the performance periods ended December 31, 2014 under the 2012, 2013 and 2014 RSU awards were 12%, 40% and 36%, respectively. The Number of RSUs Awarded was the number of RSUs granted to the applicable executive by the Company. The Number of Previously Earned RSUs was the number of RSUs that had been earned on prior Scheduled Vesting Dates.

Under the formula for determining the number of RSUs earned as of each Scheduled Vesting Date, no RSUs would be earned if the economic profit or the Adjusted Net Income, as applicable, as of the Scheduled Vesting Date was equal to or less than the Threshold amount specified in the table. For the 2012 RSU Grants, up to 50% of the RSUs awarded to an executive could be earned if the economic profit as of the first Scheduled Vesting Date was at or above the Maximum amount specified in the table, up to 100% of the RSUs could be earned if the cumulative economic profit as of the second Scheduled Vesting Date was at or above the Maximum amount specified in the table, and up to 150% of the RSUs could be earned if the cumulative economic profit as of the third Scheduled Vesting Date was at or above the Maximum amount specified in the table. For the 2013 and 2014 RSU Grants, up to 66.67% of the RSUs awarded to an executive could be earned if the economic profit or Adjusted Net Income (as applicable) as of the first Scheduled Vesting Date was at or above the Maximum amount specified in the table, up to 133.33% of the RSUs could be earned if the cumulative economic profit or Adjusted Net Income as of the second Scheduled Vesting Date was at or above the Maximum amount specified in the table, and up to 200% of the RSUs could be earned if the cumulative economic profit or Adjusted Net Income as of the third Scheduled Vesting Date was at or above the Maximum amount specified in the table.

Perquisites and Other Benefits

We provide cash allowances in lieu of separate perquisite programs such as auto allowances, financial planning reimbursements, physical examination reimbursements, and supplemental liability insurance. Based on the Compensation Data, the independent directors on the Board approve the perquisite allowance for Mr. Phipps and the Human Resource Committee approves the perquisite allowances for the other named executive officers.

Other executive benefits include:

•	Group life insurance and accidental death and dismemberment insurance equal to 2 1/2 times the executive’s base salary, up to a maximum benefit of $1.2 million.

•	$200,000 of business travel insurance.

•	Supplemental Long-Term Disability Insurance

Our executives are eligible to participate in all of our other employee benefit plans, such as medical, dental, vision, long-term disability and 401(k) plan. Executives hired prior to January 1, 2008 are also eligible to receive a pension benefit from our frozen pension plan. See “Executive Compensation – Retirement Benefits.” We believe these benefits support our goal of attracting and retaining key executive talent, as well as promote the health, well-being, and financial security of our executives.

Severance Benefits

We have entered into employment agreements with each of the named executive officers (other than Mr. Hartsig) which provide for severance benefits in the event of termination by the Company without cause or by the executive for good reason, and have provided comparable benefits to Mr. Hartsig under the Company’s Executive Severance Plan. These benefits are intended to attract and retain executives and to facilitate an orderly transition upon certain terminations. See “Executive Compensation – Employment Contracts and Employment Termination and Change of Control Arrangements.” The named executive officers’ benefits in the event of a change of control have a “double trigger,” meaning the executives are not automatically entitled to severance upon a change of control. Rather, they are entitled to receive severance following a change of control only if, within the period of time specified in their respective employment contracts or the Executive Severance Plan, their employment is terminated by the Company without cause or by the executive for good reason. Change of control severance benefits help to maintain the named executive officers’ objectivity in decision-making on potential corporate transactions and provide another vehicle to align the interests of the named executive officers with the interests of our stockholders. The use of a double-trigger for the payment of change of control severance benefits encourages executives to remain with us through the closing of a change of control transaction, providing stability at a critical time.

Total Compensation

Based on its evaluation of the factors listed above — including base salaries and annual and long-term incentive compensation at comparator companies; each named executive officer’s individual responsibilities, job performance and contribution to achievement of business objectives; alignment of executives’ and stockholders’ interests; and attracting, motivating and retaining executive talent — the Human Resources Committee believes the amounts paid to each named executive officer and the targets established for each named executive officer for 2014 were appropriate.

CEO and Named Executive Officer Targeted Pay Mix

The mix of pay between fixed and variable compensation and the portion of variable compensation linked to the value of Company common stock is consistent with the Human Resources Committee’s objective of promoting a strong “pay for performance” culture by putting a substantial percentage of executives’ compensation at risk. As reflected in the following table, 2014 target incentive compensation (annual cash bonus and equity awards) accounted for approximately 78% of the total target compensation of Mr. Phipps and 62% of the average total target compensation of our other named executive officers.

Say on Pay Advisory Vote

Last year at the 2014 Annual Meeting, our stockholders provided an advisory vote on executive compensation. The stockholders voted to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in the proxy statement for that meeting. Our executive compensation was approved by approximately 99% of the shares voted. The Human Resources Committee viewed the results of this vote as a strong expression of our stockholders’ satisfaction with our current executive compensation programs. The Committee considered this strong stockholder support in determining to continue the general philosophy, design and elements of the Company’s executive compensation programs for fiscal 2015. The Committee’s decisions regarding — changes in individual compensation were made in consideration of the factors described elsewhere in this Compensation Discussion and Analysis.

2015 Compensation Program

The Committee approved the following aspects of the 2015 compensation program for executive officers:

•

Increases in Mr. Phipps’ annual salary from $750,000 to $800,000, his annual cash incentive target from 110% to 125% of his base salary and his long-term equity incentive target from 220% to 300% of his base salary, effective

January 1, 2015, in recognition of Mr. Phipps’ performance in the position of President and Chief Executive Officer and the marketplace compensation profiles for similarly-situated executives in the Company’s peer group and in general industry;

•

No annual salary adjustments for named executive officers other than Mr. Phipps, as the Human Resources Committee determined that the base salaries of such officers were at about the 50th percentile of marketplace compensation profiles for similarly-situated executives;

•

Annual cash incentive awards reflecting individual incentive targets, performance objectives and other design features generally consistent with those provided in the 2014 MIP and the MIP incentive pool, except for the adjustment of Mr. Phipps’ target incentive and except that the primary performance measure of Adjusted Net Income was changed to earnings before interest and taxes and the weightings for Total Cost Factor and Working Capital Efficiency were each changed to 20% from 25% and 15%, respectively; and

•

March 15, 2015 RSU awards designed to deliver 60% of the 2015 annual LTIP economic value target approved for Mr. Phipps and 50% of such target approved for the other named executive officers and having terms generally the same as those set forth in the March 15, 2014 grant, except that each such award shall not vest annually up to two-thirds of the target units, but instead shall only vest after the 3-year performance period (with a maximum payout of 200% of the target units) to the extent earned, and further that Working Capital Efficiency is added as a second performance measure with a 25% weighting and cumulative Adjusted Net Income remains the primary performance measure with a 75% weighting. The change to 3-year cliff vesting avoids the complexity of rolling vesting and aligns with the vesting schedule for performance-based restricted stock typically used by companies in our comparator group and by industry generally.

The Human Resources Committee believes that the increase in Mr. Phipps’ target total compensation in 2015 is appropriate in order to motivate and retain him to achieve the Company’s strategic and financial objectives and furthers the Committee’s objective of promoting a “pay for performance” culture by aligning a significantly higher percentage of his compensation with Company performance. Mr. Phipps’ total target compensation in 2015 is at about the 50th percentile of the marketplace compensation profile for his position. The formal compensation benchmark study, which was conducted by Aon Hewitt in August 2014, was used by the Committee to determine Mr. Phipps’ compensation adjustments in 2015.

Corporate Governance Matters

Stock Ownership Guidelines

The Company and its stockholders are best served by managing the business with a long-term perspective while delivering strong annual results. Stock ownership is an important tool to strengthen the alignment of interests of stockholders, directors, and executive officers. Accordingly, in 2007 the Board of Directors adopted stock ownership guidelines for directors and for all executive officers. The guidelines, as amended and approved in 2014 after a review of peer practices, specify that each director and executive officer should retain 100 percent of any shares of Company common stock acquired through equity-based grants made by the Company after May 1, 2004 under our incentive plans, until he or she attains and continues to maintain stock, restricted stock, restricted stock units and vested stock option ownership having a value equal to at least the multiple of cash retainer or annual base salary set forth in the table below. As of December 31, 2014 all of the current directors and named executive officers had attained such ownership. All directors and executive officers complied with the retention aspects of the stock ownership guidelines in 2014.

Name	Salary Multiple
Independent Directors	Five x annual cash retainer
P. Cody Phipps	Five x base salary
Todd A. Shelton	Three x base salary
Timothy P. Connolly	Three x base salary
Joseph G. Hartsig	One x base salary
Richard D. Phillips	One x base salary

The value of all of the following types of Company stock, stock units or stock options owned by or granted to the participant qualifies toward the participant’s attainment of the target multiple of pay:

•	Vested and unvested restricted stock/stock units

•	Shares owned outright/shares beneficially owned

•	Shares owned through the Company’s employee stock purchase plan or 401(k) plan

•	Shares attained through a deferred stock unit plan

•	Vested in-the-money stock options reflecting the gross value equal to the spread between the strike price (closing stock price on the date of grant) and the fair market value

Based on an amendment to the stock ownership guidelines adopted by the Human Resources Committee in February 2014, unvested restricted stock units that are subject to performance conditions will cease to count toward share ownership in February 2017.

The Board and the Committee may reduce future long-term incentive grants or other compensation provided to executives who do not comply with the guidelines.

Clawback Policy

Under our “clawback policy”, we are allowed to recoup incentive compensation previously paid to our executive officers if there is a restatement of financial statements or if any executive commits fraud or engages in other misconduct. The Committee adopted this policy in anticipation of SEC rules that will require such policies, and we intend to make any changes to our policy that may be required to comply with those final rules. In connection with the changes made to the design of the RSU awards, the revised form of RSU award includes a provision requiring the forfeiture of any such awards, shares issued under such awards and proceeds from the sale of any shares issued under such awards if the participant breaches certain covenants, including non-competition and non-solicitation restrictions that apply during the term of employment and for two years thereafter.

Anti-Hedging and Pledging Policies

Under our insider trading policy, directors and executive officers, as well as other employees, are prohibited from the following activities with respect to Company common stock:

•	Hedging their interest in Company shares by selling short or trading or purchasing “put” or “call” options on our common stock or engaging in similar transactions; and

•	Pledging any shares of our common stock without prior clearance from the Company.

As of January 1, 2015, no shares of Company common stock were pledged by any director or executive officer.

Tax Deductibility

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the chief executive officer and the three other most highly compensated executives (other than the CFO) to $1 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, the MIP, the LTIP and the MIP incentive pool were designed so that certain awards under those plans can comply with the requirements of Section 162(m) of the Code and the MIP and the MIP incentive pool were established under the stockholder-approved LTIP. As the $1 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), certain of our performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.

We intend to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with our compensation objectives. In some cases, however, we believe the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to provide the compensation necessary to attract and retain qualified executives.

Use of Consultants

In 2014, Aon Hewitt provided consulting services to management, including consulting on compensation philosophy and plan design, as well as executive job compensation analysis.

The Human Resources Committee retained the services of Meridian Compensation Partners, LLC in 2014 to advise the Committee in connection with its review of management recommendations with respect to base salary adjustments, annual cash incentive awards and long-term incentive equity awards for executive officers, and to inform the Committee of regulatory developments and implications. Meridian provides no other services to the Company.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

The Human Resources Committee:

Susan J. Riley, Chair

Alexander M. Schmelkin

Paul S. Williams

Summary Compensation Table

The following table summarizes the compensation of all persons serving as principal executive officer (CEO) and principal financial officer (CFO) in fiscal 2014 and the next three highest compensated executive officers who were serving as such at December 31, 2014.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total Compensation ($)
P. Cody Phipps	2014	750,000	—	1,859,983	—	660,000	—	37,548	3,307,531
President and Chief Executive Officer	2013 2012	750,000 750,000	— —	1,799,953 2,369,959	1,799,996 —	745,470 849,833	— 10,779	37,700 41,293	5,133,119 4,021,864

Todd A. Shelton	2014	440,000	—	620,966	—	246,400	—	30,354	1,337,720
Senior Vice President and Chief Financial Officer	2013 2012	423,334 413,500	— —	456,972 628,945	456,490 —	264,775 276,865	— —	35,515 31,531	1,637,086 1,350,841

Timothy P. Connolly	2014	402,000	50,000	692,576	—	289,440	—	29,147	1,463,163
President, Business Transformation and Supply	2013 2012	398,000 375,301	— —	433,664 636,955	442,195 —	255,496 251,288	— 10,001	32,813 41,063	1,562,168 1,314,608

Joseph G. Hartsig	2014	390,000	—	589,949	—	156,000	—	215,465	1,351,414
Senior Vice President, Chief Merchandising Officer

Richard D. Phillips	2014	375,000	—	392,495	—	150,000	—	32,668	950,163
President, On-Line & New Channels	2013	356,730	150,000	312,036	374,992	155,745	—	28,154	1,377,657

(1)

Reflects base salary amounts earned during the years listed, including any portions deferred under the 401(k) Savings Plan and the Deferred Compensation Plan of the Company’s wholly owned subsidiary, USSC.

(2)

Mr. Connolly received a cash bonus related to his promotion to President, Business Transformation and Supply Chain in the amount of $100,000 payable in two equal installments on the following dates: (1) January 15, 2014; and (2) January 15, 2015. Mr. Phillips received a cash sign-on bonus in the amount of $150,000, payable in two equal installments on the following dates: (1) as soon as administratively possible after hire date; and (2) January 31, 2014.

(3)

Amounts shown are based upon the grant date fair value of equity awards computed in accordance with Financial Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation and represent the probable outcome of the performance condition. See Note 3, “Share-Based Compensation,” to the Company’s audited financial statements contained in our annual reports on Form 10-K for the years ended December 31, 2014, 2013, and 2012, for a discussion of the assumptions used in calculating these values. Assuming the highest level of performance was achieved, the grant date fair value of stock awards in 2014 to Messrs. Phipps, Shelton, Connolly, Hartsig and Phillips would have been $3,119,972, $1,052,137, $1,002,549, $862,919 and $655,072, respectively.

(4)

Amounts shown are based upon the fair value of option awards estimated on the grant date using a Black-Scholes option valuation model. See Note 3, “Share-Based Compensation,” to the Company’s audited financial statements contained in our annual reports on Form 10-K for the years ended December 31, 2014, 2013, and 2012, for a discussion of the assumptions used in calculating these values.

(5)

The amounts shown represent annual cash incentives earned based on 2014 performance and paid in March of 2015. These amounts were paid under the MIP pursuant to the Company’s LTIP: see “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentive Awards.”

(6)

This amount represents the change in value under the Company’s Pension Plan, except for Messrs. Shelton, Phillips and Hartsig who are not eligible for the Pension Plan. In addition, the pension value in 2013 for Messrs. Phipps and Connolly declined by $2,686 and $3,081, respectively. Earnings on deferred compensation are not reflected in this column because the investment options under the non-qualified Deferred Compensation Plan are the same choices available to all employees under the 401(k) Savings Plan and the named executive officers do not receive preferential earnings on their investments.

(7)	The amounts shown for 2014 include the following:

Name	401(k) Match ($)	Cash Perquisite Allowance ($)	Other Perquisites (8) ($)	Total “All Other Compensation” ($)
P. Cody Phipps	7,850	24,000	5,698	37,548
Todd A. Shelton	7,850	20,000	2,504	30,354
Timothy P. Connolly	7,850	18,000	3,297	29,147
Joseph G. Hartsig	7,850	18,000	189,615	215,465
Richard D. Phillips	7,850	18,000	6,818	32,668

(8)

Other perquisites include (1) the taxable cost of group-term life insurance, (2) cell phone stipend, and (3) spousal travel and entertainment. Mr. Hartsig received $186,401 in relocation-related reimbursement payments.

Grants of Plan-Based Awards During 2014

The compensation plans under which the grants in the following table were made are described under “—Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards.” The LTIP permits different types of awards, including but not limited to stock options, restricted stock awards, stock appreciation rights, cash incentives awards, and performance-based awards. The LTIP requires that in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), outstanding equity awards will be proportionately adjusted.

Name	Grant Date		Committee of the Board of Directors Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (S/Shr)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
P. Cody Phipps	3/15/2014		2/18/2014				—	1,259,989	2,519,978			40.44
	9/1/2014		7/15/2014				—	599,994	599,994			40.65
				—	825,000	1,650,000

Todd A. Shelton	3/15/2014		2/18/2014				—	431,171	862,343			40.44
	9/1/2014		7/15/2014				—	189,795	189,795			40.65
				—	308,000	616,000

Timothy P. Connolly	1/1/2014	(3)	11/15/2013				—	249,963	249,963			45.89
	3/15/2014		2/18/2014				—	309,973	619,945			40.44
	9/1/2014		7/15/2014					132,641	132,641			40.65
				—	361,800	723,600

Joseph G. Hartsig	1/1/2014	(4)	10/31/2013				—	199,989	199,989			45.89
	3/15/2014		2/18/2014				—	272,970	545,940			40.44
	9/1/2014		7/15/2014				—	116,991	116,991			40.65
				—	195,000	390,000

Richard D. Phillips	3/15/2014		2/18/2014				—	262,496	524,992			40.44
	9/1/2014		7/15/2014				—	129,999	129,999			40.65
				—	187,500	375,000

(1)

These columns indicate the range of possible payouts for 2014 performance under the Company’s MIP as described in “— Compensation Discussion and Analysis — Annual Cash Incentive Awards.” The 2015 bonus payments for 2014 performance were made pursuant to the metrics described in “— Compensation Discussion and Analysis — Annual Cash Incentive Awards” and are disclosed in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Restricted stock unit (“RSU”) awards granted pursuant to the Company’s LTIP on March 15, 2014 vest in three annual increments on each March 1st to the extent the Company achieves its cumulative net income goal for each period ending December 31. Participants may earn a threshold of zero to a maximum of 200% of their target equity incentive award over the three-year period. See “—Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards” for more information.

Restricted stock awards granted pursuant to the Company’s LTIP on September 1, 2014 vest in three annual increments on each September 1st, provided that the Company’s aggregate adjusted diluted earnings per share exceed $0.50 for the four calendar quarters immediately preceding the vesting date.

(3)

The restricted stock award granted to Mr. Connolly on January 1, 2014 pursuant to the Company’s LTIP, in connection with his promotion to President, Business Transformation and Supply Chain, will vest on December 31, 2016, provided that the Company’s aggregate adjusted diluted earnings per share exceed $0.50 for the four calendar quarters immediately preceding the vesting date.

(4)

The restricted stock award granted to Mr. Hartsig on January 1, 2014 pursuant to the Company’s LTIP, in connection with his acceptance of employment, will vest on December 31, 2016, provided that the Company’s aggregate adjusted diluted earnings per share exceed $0.50 for the four calendar quarters immediately preceding the vesting date.

Outstanding Equity Awards at December 31, 2014

	Option Awards					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)($)
P. Cody Phipps	8/19/2011					100,000	4,216,000
	1/2/2012					7,678	323,704
	3/1/2012					16,771	707,065
	9/1/2012					10,955	461,863
	3/1/2013					22,484	947,925
	4/1/2013		141,905	38.69	4/1/2023
	9/1/2013					9,059	381,927
	3/15/2014					31,157	1,313,579
	9/1/2014					14,760	622,282

Todd A. Shelton	9/1/2006	20,992		22.99	9/1/2006
	9/1/2007	9,568		29.51	9/1/2007
	1/2/2012					2,293	96,673
	3/1/2012					4,371	184,281
	9/1/2012					2,619	110,417
	3/1/2013					5,710	240,734
	4/1/2013		35,988	38.69	4/1/2023
	9/1/2013					2,299	96,926
	3/15/2014					10,662	449,510
	9/1/2014					4,669	196,845

Timothy P. Connolly	1/2/2012					2,150	90,644
	3/1/2012					4,107	173,151
	9/1/2012					3,101	130,738
	3/1/2013					5,371	226,441
	4/1/2013		34,861	38.69	4/1/2023
	9/1/2013					2,227	93,890
	1/1/2014					5,447	229,646
	3/15/2014					7,665	323,156
	9/1/2014					3,263	137,568

Joseph G. Hartsig	1/1/2014					4,358	183,733
	3/15/2014					6,750	284,580
	9/1/2014					2,878	121,336

Richard D. Phillips	4/1/2013		29,563	38.69	4/1/2023
	5/17/2013					3,951	166,574
	9/1/2013					1,881	79,303
	3/15/2014					6,491	273,661
	9/1/2014					3,198	134,828

(1)	Holders of shares of restricted stock are entitled to vote such shares, however they are not entitled to receive dividends.

(2)

Restricted stock granted pursuant to the Company’s LTIP on January 2, 2012 and September 1, 2014, 2013, and 2012 vest in three substantially equal annual increments, except that if the aggregate diluted adjusted earnings per share for the four quarters preceding a vesting date do not exceed $0.50, the stock award scheduled to vest on that date will be forfeited.

RSUs granted pursuant to the Company’s LTIP on March 15, 2014 vest in three annual increments on each March 1, to the extent the Company achieves its cumulative net income goal for the periods ending December 31. RSUs granted pursuant to the Company’s LTIP on March 1, 2013 and March 1, 2012 vest in three annual increments on each March 1, to the extent the Company achieves it cumulative economic profit goal for the periods ending December 31. For the 2012 grant, participants may earn a threshold of zero to a maximum of 150% of their target equity incentive award over the three-year period. For the 2014 and 2013 grants, participants may earn a threshold of zero to a maximum of 200% of their target equity incentive award over the three-year period.

On August 19, 2011, in connection with his promotion to Chief Executive Officer, Mr. Phipps was granted 100,000 restricted stock units pursuant to the Company’s LTIP, up to 60,000 of which vest on June 30, 2016 based on the average annual earnings per share of the Company during the five-year period commencing on July 1, 2011, and up to 40,000 of which vest on December 31, 2015 to the extent earned during the four-year period commencing on January 1, 2012 based on the highest annual return on invested capital of the Company for any calendar year during such period.

Non-qualified stock option awards granted pursuant to the Company’s LTIP on April 1, 2013 will cliff vest on April 1, 2016.

(3)

The market value of restricted stock and RSU awards is equal to the number of shares awarded multiplied by the closing market price of the Company’s Common Stock on December 31, 2014, which was $42.16.

Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
P. Cody Phipps	—	—	38,678	1,608,511
Todd A. Shelton	—	—	10,024	416,977
Timothy P. Connolly	—	—	10,091	419,131
Joseph G. Hartsig	—	—	—	—
Richard D. Phillips	—	—	2,913	122,322

(1)	The value realized is equal to the difference between the option exercise prices and the Company’s Common Stock price on the date of exercise multiplied by the number of options exercised.

(2)	The value realized under stock awards is equal to the Company’s Common Stock price on the date the shares vested multiplied by the number of shares.

Retirement Benefits

The Company maintains the following two programs to provide retirement benefits to eligible employees, including executive officers:

•

The United Stationers 401(k) Savings Plan (Plan) is a defined contribution plan qualified under sections 401(a) and 401(k) of the Code. Eligible employees may elect to contribute pretax amounts up to 75% of their eligible compensation (generally, base pay and commissions), limited to the cap under the Code on pretax deferrals. In addition, participants may make after-tax contributions ranging from 1% to 10% of eligible compensation. The Plan provides for a discretionary matching contribution by the Company. Historically, employee contributions that qualify for matching contributions by the Company have been limited to 6% of eligible compensation. Eligible contributions by associates during 2014 were matched by the Company at a rate of 50%. The Plan also provides for discretionary profit-sharing contributions on behalf of each eligible participant. No discretionary matching contribution was made in 2014.

•

The Company maintains a “frozen” noncontributory pension plan (the “Pension Plan”) covering over 50% of its employees, including all of the named executive officers other than Messrs. Shelton, Hartsig and Phillips. The Pension Plan provides an annual benefit at age 65 equal to 1% of an employee’s career-average annual compensation (generally, base salary, commissions and bonus), multiplied by the number of years of credited service up to a maximum of 40 years, provided that no additional service credits may be earned or adjustments to compensation made after March 1, 2009. However, an employee’s annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the 12 months ending on August 31, 1989. The Code limits the amount of annual compensation that is considered in calculating an employee’s benefits, which is adjusted annually for inflation. An employee’s pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity and disability are also available. Participants may select early retirement payments if the participant has attained the age of 55 prior to separation from the Company and completed ten years of service, or has attained the age of 65 prior to separation from the Company and completed five years of service. Early retirement benefits are actuarially reduced for early commencement using a 7.5% annual interest rate and the Unisex Pension 1984 Mortality Table set forward one year. The normal retirement age under the Pension Plan is 65. No employee first hired by the Company after December 31, 2007 is eligible to participate in the Pension Plan. As of March 1, 2009, the Company stopped providing additional service benefits to participants under the Pension Plan.

Pension Benefits in 2014

The table below shows the present value of annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to the named executive officers. The benefits for the named executive officers are calculated on the basis of estimated years of service at retirement age and current levels of compensation.

Name(1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
P. Cody Phipps	Tax-qualified plan	5.5	89,176	0

Timothy P. Connolly	Tax-qualified plan	5.6	77,018	0

(1)	Messrs. Shelton, Phillips and Hartsig are not eligible for participation in the Pension Plan.

(2)

The calculation of the present value of accumulated benefit assumes a discount rate of 4.1%. In addition, the benefits were assumed to be paid as a lump sum at age 65, which is the earliest time a participant may retire under the plan without any benefit reduction due to age. The assumed lump sum interest rate was 5.5%. Additional information about the Company’s pension plan and assumptions may be found in Note 11, “Pension Plans and Defined Contribution Plan”, in the Company’s 2014 Annual Report on Form 10-K.

Non-qualified Deferred Compensation in 2014

The United Stationers Supply Co. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers, other executive officers and certain other employees the opportunity to defer salary and annual bonus payments under the MIP. Each participant may elect to defer up to 75% of future compensation, consisting of base salary and/or bonus. The elections must be made on or before December 31 of the year prior to the year in which the participant will earn the compensation. Deferred amounts may be invested in any one or all of 25 mutual funds administered by Fidelity Investments. Participants may change their investment election at any time. Earnings on deferred compensation are determined based on the performance of the mutual fund selected by the participant. The mutual funds offered currently include one money market fund, two bond funds, 14 blended funds, and eight stock funds. Investment elections may be changed daily. Distribution of deferred amounts will be made in cash. Payment options include a lump sum or a series of periodic installments (monthly, quarterly, semi-annually, annually) that may be paid over a period of time not to exceed ten years. Payment to certain employees, payable by reason of a separation from service, may not be made until six months after separation. Amounts deferred under the Deferred Compensation Plan and investment returns on participants’ Deferred Compensation Plan balances are subject to forfeiture in the event of the Company’s bankruptcy.

The following table sets forth certain information regarding non-qualified deferred compensation of the named executive officers:

Name(1)	Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End(4)($)
Todd A. Shelton	62,157	0	51,776	0	657,972
Joseph G. Hartsig	280,313	0	13,515	0	293,827

(1)	Messrs. Phipps, Connolly and Phillips did not participate in the Deferred Compensation Plan.

(2)

The amounts disclosed in this column are also reported in the “Summary Compensation Table” with some of the amounts included in the “Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the previous fiscal year.

(3)

The Fidelity mutual funds selected by Messrs. Shelton and Hartsig earned $51,776, or 8.8%, and $13,515, or 6.4%, respectively. Because the earnings accrued during 2014 and previous years were not preferential, these amounts are not reported in the 2014 Summary Compensation Table.

(4)	The following aggregate amounts have been included in the “Summary Compensation Table” above for each named executive officer: Mr. Shelton — $113,895 and Mr. Hartsig — $280,313.

Employment Contracts and Employment Termination and Change of Control Arrangements

CEO Employment Agreement

The Company and USSC have entered into an Executive Employment Agreement with Mr. Phipps, which was last amended and restated as of December 31, 2012 (the “CEO Agreement”). Under the CEO Agreement, Mr. Phipps is employed to serve as the Company’s President and Chief Executive Officer.

General Terms — The CEO Agreement establishes Mr. Phipps’ annual salary as of December 31, 2012 and provides for Mr. Phipps’ participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other senior executives. Mr. Phipps also participates in USSC’s qualified pension plan, the benefits under which have been frozen effective March 1, 2009.

Post-Termination Payments and Benefits — If Mr. Phipps’ employment is terminated during the employment term by the Company without Cause or by Mr. Phipps for Good Reason (as such capitalized terms are defined below), Mr. Phipps will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to two times his then existing base salary payable over 24 months following termination (or three times his base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as such term is defined below)), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to two times his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or three times his target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, his target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 24 months from the date of termination (or three years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 24 months’ life and disability coverage for him (or three years’ coverage in the event such termination occurs within two years of a Change of Control); and (f) career transition assistance services until December 31 of the year after the year when the termination occurs in an amount not to exceed ten percent of Mr. Phipps’ then existing base salary. Mr. Phipps cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, Mr. Phipps also will be entitled to: (A) continued vesting of equity awards if permitted under the Company’s LTIP and provided for in his equity award agreement; (B) a lump sum cash payment equal to the additional pension benefit value that would be payable to Mr. Phipps if he had three additional years of age and service credits; and (C) reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which he prevails in any material respect. In addition, the CEO Agreement prohibits Mr. Phipps from competing against the Company or soliciting any of the Company’s customers or employees for a period of two years following his employment termination.

Definitions — As a result of the most recent amendments to the Executive Employment Agreements signed by the named executive officers, the definitions in these Agreements are now the same except for a slight variation in the definition of “Good Reason” in the CEO Agreement. Subject to these exceptions, when used in connection with a named executive officer’s rights under his or her employment agreement, the terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions:

•

“Cause” means (i) conviction of, or plea of no contest to, a felony; (ii) theft or embezzlement from the Company; (iii) illegal use of drugs; (iv) material breach of the employment agreement; (v) gross negligence or willful misconduct in the performance of the executive’s duties; (vi) breach of any fiduciary duty owed to the Company; or (vii) the executive’s willful refusal to perform the assigned duties for which the executive is qualified as directed by his or her supervisor or by the Board. Generally, in the case of an event constituting Cause that is curable by the executive, the executive must fail to cure the event within thirty days after receipt of notice of the event from the Company.

•

“Good Reason” means (i) any material breach by the Company of the executive’s employment agreement without the executive’s written consent; (ii) in the case of the CEO Agreement, without the executive’s written consent, any change in the executive’s title or position as CEO reporting directly to the Board; or (iii) without the executive’s written consent, a material reduction in the executive’s base salary, or the relocation of the executive’s principal place of employment more than fifty (50) miles from its location on the date of the employment agreement.

•

“Change of Control” is generally defined to mean (i) acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) at any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board cease for any reason to constitute more than 50% of the Board unless the new directors were approved by a vote of more than 50% of the Directors then comprising the incumbent Board; (iii) consummation of a merger, consolidation or reorganization or approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company, unless, following such business combination, the Company’s stockholders continue to hold more than 50% of the voting power of the successor entity or other conditions are satisfied; and (iv) approval by the Company’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person.

Other Named Executive Officer Agreements

General Terms — The Company and USSC have entered into Executive Employment Agreements with Messrs. Shelton and Connolly, each of which was last amended and restated as of December 31, 2012. The Company and USSC have also entered into an Executive Employment Agreement with Mr. Phillips as of January 21, 2013. Each of these employment agreements establishes the executive’s annual salary as of its effective date and provides that the Board shall review the executive’s base salary from time to time and may, at the Board’s discretion, increase the base salary. Each of these employment agreements further provides for the executive’s participation in all stock option, equity award, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other executives at the same grade level. Mr. Connolly also participates in USSC’s qualified pension plan, the benefits under which have been frozen effective March 1, 2009.

Post-Termination Payments and Benefits — Under the Executive Employment Agreements with Messrs. Shelton, Connolly and Phillips, if the executive’s employment is terminated during the employment term by the Company without “Cause” (as defined above), or, by the executive for “Good Reason” (as defined above), the executive will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to one and one-half times his then existing base salary payable over 18 months following termination (or two times his base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as defined above)), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to one and one-half times his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or two times his target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, his target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 18 months’ life and disability coverage for the executives (or two years’ coverage in the event such termination occurs within two years of a Change of Control); and (f) career transition assistance services until December 31 of the year after the year when the termination occurs in an amount not to exceed ten percent of the executive’s then existing base salary. The executive cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, such executive also will be entitled to: (A) continued vesting of equity awards if permitted under the Company’s LTIP and provided for in his equity award agreement; (B) a lump sum cash payment equal to the additional pension benefit value that would be payable to the executive if he had two additional years of age and service credits; and (C) reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which the executive prevails in any material respect.

The Executive Employment Agreements with Messrs. Shelton, Connolly, and Phillips prohibit the executive from competing against the Company or soliciting any of the Company’s customers or employees for a period of 18 months following his employment termination.

Mr. Hartsig receives substantially similar benefits and is subject to the Company’s restrictive covenants under the Company’s Executive Severance Plan.

Change of Control Terms Under the Long-Term Incentive Plan

The LTIP, which was adopted by the Company and approved by stockholders in 2011, permits the Human Resources Committee to grant different types of awards, including options, stock appreciation rights, full value awards (including restricted stock) and cash incentive awards. The named executive officers have received grants of various awards under the LTIP. Vesting of equity awards under the LTIP will accelerate under certain circumstances related to a Change of Control and the termination of the named executive officer’s employment either by the Company without Cause (as defined in the LTIP) or by the executive for Good Reason (as defined in the LTIP). The definition of “Change of Control” under the LTIP is similar to the definition of the same term described under “— CEO Employment Agreement,” above.

Under the LTIP, in the event of a Change of Control the “Affected Portion” of all outstanding awards held by each named executive officer will become vested. See “Approval of Amended and Restated 2004 Long-Term Incentive Plan — Change of Control” for a detailed description of the “Affected Portion.” In addition, if a named executive officer’s employment is terminated by the named executive officer for Good Reason, as defined in the LTIP, or by the Company without Cause, as defined in the LTIP, during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the named executive officer’s date of termination will become immediately vested as of such date.

With respect to awards granted pursuant to the LTIP prior to approval of the amendments to the LTIP submitted to Company stockholders at the 2011 annual meeting, if (i) a named executive officer’s employment is terminated during an Anticipated Change of Control by the executive for Good Reason or by the Company without Cause and (ii) within two years of the named executive officer’s termination a Change of Control occurs, then all outstanding awards held by the named executive officer on the date of termination will become vested as of the date of the Change of Control. An Anticipated Change of Control is generally defined under the LTIP as the Company entering into an agreement that would result in a Change of Control or any person publicly announcing an intention to take or consider taking actions the consummation of which would constitute a Change of Control.

Change of Control Terms Under the Management Incentive Plan

The MIP provides that if the plan terminates upon or after a Change of Control (as defined in the MIP) during the plan year in which the Change of Control occurs, participants will be entitled to their target incentive award for such plan year. The definition of Change of Control in the MIP is similar to the definition under the LTIP.

Potential Post-Employment Payments

As described above in the summaries of the employment agreements, our executive officers are eligible to receive benefits in the event their employment is terminated (1) by the Company without Cause, (2) in certain circumstances following a Change of Control, or (3) by the executive in the event he or she resigns for Good Reason. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 31, 2014 of the estimated benefits our executive officers would have received had a triggering event occurred as of that date under the amended and restated Executive Employment Agreements or in the case of Mr. Hartsig under the Executive Severance Plan. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if a triggering event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options (“Accrued Benefits”). For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table”, “Executive Compensation — Outstanding Equity Awards at

December 31, 2014”, “Executive Compensation — Option Exercises and Stock Vested in 2014”, “Executive Compensation — Pension Benefits in 2014”, and “Executive Compensation  — Non-Qualified Deferred Compensation in 2014”.

Severance Benefits

If the employment of Messrs. Phipps, Shelton, Connolly or Phillips is terminated by the Company for any reason other than Cause or the executive’s permanent disability (as defined in the Company’s Board-approved disability plan or policy as in effect from time to time), or if the executive’s employment is terminated by the executive for Good Reason, then he will be entitled to receive benefits pursuant to the executive’s Executive Employment Agreement described above. In the case of Mr. Hartsig, he will be entitled to receive benefits pursuant to the Executive Severance Plan.

Severance-related benefits are provided only if the executive executes and does not rescind the Company’s then current standard release agreement as a condition to receiving any of the payments and benefits.

The following table presents the estimated separation benefits the Company would have been required to pay to each named executive officer if his employment had been terminated without Cause as of December 31, 2014.

Estimated Severance Pay

	Cash Compensation		Benefits	Other
Name	Salary ($)	Incentive Compensation (1) ($)	Health and Welfare Benefits ($)	Outplacement ($)	Total ($)
P. Cody Phipps	1,500,000	1,980,000	33,940	75,000	3,588,940
Todd A. Shelton	660,000	616,000	26,289	44,000	1,346,289
Timothy P. Connolly	603,000	723,600	35,672	40,200	1,402,472
Joseph G. Hartsig	585,000	390,000	44,650	39,000	1,058,650
Richard D. Phillips	562,500	375,000	28,955	37,500	1,003,955

(1)

The amounts shown represent 1.5 times the annual incentives earned based on 2014 performance, except for the amount for Mr. Phipps who would receive 2 times his 2014 annual incentives. These amounts are based on the MIP pursuant to the Company’s LTIP: see “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentive Awards.”

Retirement, Disability and Death

If employment is terminated as a result of the executive’s death, disability, or retirement, then the executive shall be entitled to (i) his/her Accrued Benefits, (ii) any benefits that may be payable to the executive under any applicable Board-approved disability, life insurance, or retirement plan or policy in accordance with the terms of such plan or policy, and (iii) a lump sum payment in an amount equal to the pro-rata target incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s death or disability, or a lump sum payment in an amount equal to the pro-rata actual incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s retirement.

Potential Change of Control Payments

Under the Company’s LTIP, 50% of each named executive officer’s unvested equity awards that were granted on or prior to March 1, 2014 automatically vest following a Change of Control, unless the award recipient’s employment is terminated after the Change of Control, in which case 100% of the recipient’s unvested equity awards automatically vest. Any restricted stock units awarded after March 1, 2014 will vest at 100% following a Change of Control. If the executive’s date of termination occurs during an Anticipated Change of Control and a Change of Control then occurs within two years following his or her date of termination, the number of restricted shares that were forfeited on the date of termination will be granted to him or her on a fully vested basis as of the date of the Change of Control and the option shares, including options that may have expired on or after the date of termination and prior to the Change of Control, will be fully vested and exercisable on the date of Change of Control.

If the employment of a named executive officer is terminated after a Change of Control, the executive will be entitled to the benefits described above pursuant to his or her Executive Employment Agreement or, in the case of Mr. Hartsig, pursuant to the Executive Severance Plan. Both the vesting of equity awards and the receipt of the benefits described above assume the executive’s employment is terminated either (i) by the Company for any reason other than Cause or disability or (ii) by the executive for Good Reason.

Payments Triggered Upon a Change of Control

Upon a Change of Control, 50% of any outstanding unvested equity awards would vest. For each named executive officer, the following table shows the value of unvested equity awards that would vest if a Change of Control had occurred on December 31, 2014, based on the closing price of the Company’s Common Stock on December 31, 2014, which was $42.16.

	Vesting of Unvested Equity Awards
Name	Stock Options ($)	Restricted Stock/Units ($)	Total ($)
P. Cody Phipps	246,205	4,487,173	4,733,378
Todd A. Shelton	62,439	687,693	750,132
Timothy P. Connolly	60,484	702,617	763,101
Joseph G. Hartsig	—	294,825	294,825
Richard D. Phillips	51,292	327,183	378,474

Payments Triggered Upon a Termination Following a Change of Control

The following table assumes that each executive is terminated after a Change of Control for reasons other than for Cause, retirement, disability or death. These values are estimated as of December 31, 2014.

	Cash Compensation		Benefits
Name	Salary ($)	Incentive Compensation ($)	Health and Welfare Benefits	Present Value of Accumulated Pension Benefits ($)	Outplacement ($)	Vesting of Unvested Equity ($)	Total ($)
P. Cody Phipps	2,250,000	3,300,000	50,910	89,176	75,000	9,466,757	15,231,842
Todd A. Shelton(1)	—	960,037	35,052	—	44,000	1,500,264	2,539,353
Timothy P. Connolly(2)	113,347	1,085,400	47,562	77,018	40,200	1,526,203	2,889,730
Joseph G. Hartsig	780,000	585,000	59,533	—	39,000	589,650	2,053,183
Richard D. Phillips	750,000	562,500	38,607	—	37,500	756,949	2,145,556

(1)

Pursuant to Mr. Shelton’s employment agreement, the salary column reflects a reduction of $880,000 and the incentive compensation column reflects a reduction of $36,037, which eliminates any excise tax payment and results in a greater net after tax payment to the executive.

(2)

Pursuant to Mr. Connolly’s employment agreement, the salary column reflects a reduction of $690,653 which eliminates any excise tax payment and results in a greater net after tax payment to the executive.

DIRECTOR COMPENSATION

General

In 2013, the Governance Committee of the Company’s Board of Directors undertook one of its periodic reviews of the compensation paid to the Company’s non-employee Directors. The Governance Committee evaluated the current and recent historical cash, equity, and total compensation paid by the Company to its non-employee Directors in light of benchmark data from a comparator group of companies (consistent with that used by the Human Resources Committee in its management compensation reviews) and established a total target compensation level based on the benchmark data. As a result of this review, the Governance Committee eliminated all meeting fees, increased the annual Board retainer and implemented annual retainers for Board Committee Chairs, effective January 1, 2014. The following table summarizes the total compensation paid to the Company’s non-employee Directors for 2014:

Retainer	$70,000
Retainer for Committee Chairs
- Audit Committee Chair	$25,000
- Human Resources Committee Chair	$15,000
- Other Committee Chairs	$12,000
2014 Restricted Stock Unit Grant
• Chairman of the Board	$180,000 award value
• All other non-employee Directors	$110,000 award value

Cash Compensation

As a result of the Governance Committee’s review of Director Compensation, the Committee eliminated all meeting fees, increased the annual Board retainer and implemented annual retainers for Board Committee Chairs effective January 1, 2014. Board members also were reimbursed for reasonable travel and other business expenses incurred in connection with their attendance at Board and Committee meetings and other Company-requested functions and their performance of other responsibilities as Directors of the Company.

Deferred Compensation

Pursuant to the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Directors’ Deferred Compensation Plan”), non-employee Directors may defer receipt of 50% or more of their retainer and meeting fees. Deferred fees are credited quarterly to each participating Director in the form of stock units, based on the fair market value of the Company’s Common Stock on the quarterly deferral date. Deferred stock unit accounts are eligible for additional dividend equivalent credits, if the Company declares and pays any dividends on the Company’s Common Stock during the relevant period.

Each stock unit account generally is distributed and settled in whole shares of the Company’s Common Stock on a one-for-one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company Director. Participants in the Directors’ Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares in their respective accounts after the cessation of their service as Directors or in substantially equal installments over a period of not more than five years thereafter. If a participating Director dies before the distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum to the Director’s designated beneficiary.

Equity Compensation

The economic value of equity compensation provided annually to Directors remained unchanged in 2014. Such economic value was $110,000 for each non-employee Director other than the Chairman of the Board whose annual equity compensation economic value was $180,000. The Board approved the grant to each non-employee Director of restricted stock or restricted stock units (at the Director’s option) of the Company’s Common Stock, effective September 1, 2014. Each non-employee Director, with the exception of Messrs. Crovitz and Zoghlin and Ms. Riley, received 2,706 restricted stock units. Ms. Riley and Mr. Zoghlin received 2,706 shares of restricted stock. Mr. Crovitz received 4,428 shares of restricted stock in consideration of his additional responsibilities as the Chairman of the Board. All restricted stock units vest in substantially equal installments over three years and will be settled upon the Director’s separation from service or in substantially equal installments over a period of not more than five years thereafter. However, if on the date of termination the Director is at least 60 years old and has served as a member of the Company’s Board for at least 6 years, and the Director has completed their final term as a member of the Board, then all restricted stock units that were not yet vested as of the date of termination will become fully vested as of the date of termination. All restricted stock vests in substantially equal annual installments over three years. The Company expects to make similar grants to its non-employee Directors on an annual basis.

2014 Director Compensation Table

In 2014, the Company provided the following annual compensation to Directors who are not employees. Mr. Phipps is an employee Director who receives no additional compensation for serving on the Board of Directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Charles K. Crovitz	82,000	180,000	9,381	271,381
Robert B. Aiken, Jr. (4)	33,132	—	3,731	36,863
Jean S. Blackwell	82,000	110,000	11,980	203,980
Roy W. Haley	95,000	110,000	11,980	216,980
Susan J. Riley	79,153	110,000	3,935	193,088
Alexander M. Schmelkin	70,000	110,000	3,301	183,301
Stuart A. Taylor, II	82,000	110,000	4,726	196,726
Paul S. Williams (5)	12,608	—	—	12,608
Alex D. Zoghlin	79,500	110,000	9,727	199,227

(1)

Amounts shown represent fees earned during 2014. The following directors deferred 2014 cash compensation under the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (as described above under “Director Compensation — Deferred Compensation”).

Name	2014 Cash Deferred ($)	Deferred Shares Added to Account (#)
Ms. Blackwell	82,000	2,360

(2)

Amounts shown are based upon the grant date fair value of equity awards computed in accordance with ASC Topic 718. During 2014, each non-employee Director other than Messrs. Crovitz and Zoghlin and Ms. Riley received a grant of 2,706 restricted stock units. Mr. Crovitz received a grant of 4,428 shares of restricted stock awards, in consideration of his additional responsibilities as Chairman of the Board. Ms. Riley and Mr. Zoghlin each received a grant of 2,706 shares of restricted stock. The Directors’ outstanding stock options, restricted stock units, and shares of restricted stock granted as of December 31, 2014 are shown below. See “Director Compensation — Equity Compensation” for more information.

(3)

Amounts shown represent dividends earned or paid on deferred stock units and outstanding stock awards. Ms. Blackwell deferred dividends in the form of stock units, which are included in the number of Deferred Shares Added to Account in the table above.

(4)	Mr. Aiken left the Company’s Board of Directors on May 21, 2014 as he did not stand for reelection.

(5)	Mr. Williams was appointed to the Company’s Board of Directors on October 27, 2014.

Directors’ Outstanding Option and Stock Awards at December 31, 2014

	Aggregate Option Awards Outstanding (#)	Aggregate Stock Awards Outstanding (#)
Charles K. Crovitz	15,216	28,623
Jean S. Blackwell	7,676	28,944
Roy W. Haley	24,874	28,944
Susan J. Riley	0	9,464
Alexander M. Schmelkin	0	9,464
Stuart A. Taylor, II	0	12,684
Paul S. Williams	0	0
Alex D. Zoghlin	0	26,496

EQUITY COMPENSATION PLAN INFORMATION

Overview

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of stock options and the settlement of stock units outstanding under the Company’s equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,753,462	$33.81	1,939,906
Equity compensation plans not approved by security holders	—	—	—

Total	1,753,462	$33.81	1,939,906

(1)	Includes 0.7 million stock options, 0.4 million shares of restricted stock, and 0.6 million restricted stock units under our Amended and Restated 2004 Long-Term Incentive Plan.
(2)	The weighted average exercise price in the table does not include outstanding restricted stock units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Human Resources Committee of our Board of Directors. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of its outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
FMR LLC, and various affiliated entities(1)	5,879,542	15.11%
245 Summer Street, Boston, MA 02210
Blackrock, Inc. and various affiliated entities(2)	3,397,590	8.7%
40 East 52nd Street, New York, NY 10055
Neuberger Berman Group, LLC and various affiliated entities(3)	3,208,856	8.25%
605 Third Avenue, 41st Floor, New York, NY 10158
Vanguard Group, Inc. and various affiliated entities(4)	2,544,062	6.54%
100 Vanguard Blvd., Malvern, PA 19355
Wellington Management Company, LLP(5)	2,274,360	5.85%
280 Congress Street, Boston, MA 02210

(1)

This information is based on a Schedule 13G Amendment filed with the SEC on February 13, 2015, reporting the shares of the Company’s Common Stock that FMR LLC (“FMR”) may be deemed to beneficially own, as of December 31, 2014, in its capacity as investment adviser. FMR reported that it may be deemed to have beneficial ownership of 5,879,542 shares. FMR has sole dispositive power with respect to 5,879,542 beneficially owned shares. Fidelity Management & Research Company (“Fidelity Management”) and Fidelity Low-Priced Stock Fund (“Fidelity”) serve as investment advisors of FMR’s various investment funds. As such, Fidelity Management has beneficial ownership of 5,879,542 shares. Fidelity has beneficial ownership of 2,329,344 shares.

(2)

This information is based on a Schedule 13G Amendment filed with the SEC on January 22, 2015, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2014, by Blackrock, Inc. Blackrock, Inc. reported that it may be deemed to have beneficial ownership of 3,397,590 shares. Blackrock has sole voting power with respect to 3,291,455 shares and sole dispositive power with respect to all the 3,397,590 shares reported as beneficially owned.

(3)

This information is based on a Schedule 13G Amendment filed with the SEC on February 11, 2015, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2014, by Neuberger Berman Group LLC (“Neuberger”) and various affiliated entities. Neuberger reported that it may be deemed to have beneficial ownership of 3,208,856 shares. Of the shares set forth above, Neuberger reported shared dispositive power with respect to 3,208,856 shares and shared voting power with respect to 3,201,456 shares. Neuberger Berman LLC (“Neuberger LLC”) and Neuberger Berman Management LLC. (“Neuberger Management”) serve as sub-advisor and investment manager, respectively, of Neuberger’s various investment funds. As such, Neuberger LLC has shared voting power with respect to 3,201,456 shares and shared dispositive power with respect to 3,208,856 shares. Neuberger Management has shared voting and shared dispositive power with respect to 2,912,744 shares. Neuberger Berman Equity Funds has shared voting power and shared dispositive power with respect to 2,603,888 shares. Many unrelated clients of Neuberger LLC have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares. Neuberger is the parent holding company that owns 100% of Neuberger LLC and Neuberger Management.

(4)

This information is based on a Schedule 13G Amendment filed with the SEC on February 10, 2015, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2014, by the Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it may be deemed to have beneficial ownership of 2,544,062 shares. Vanguard has sole voting power with respect to 55,285 shares, sole dispositive power with respect to 2,491,877 shares and shared dispositive power with respect to 52,185 shares. Vanguard Fiduciary

Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 52,185 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 3,100 shares as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares.

(5)

This information is based on a Schedule 13G Amendment filed with the SEC on February 12, 2015, reporting the shares of the Company’s Common Stock that Wellington Management Company, LLP (“WMC”) may be deemed to beneficially own, as of December 31, 2014, in its capacity as investment adviser. WMC reported that it may be deemed to have beneficial ownership of 2,274,360 shares. WMC has shared voting power with respect to 1,744,520 shares and shared dispositive power with respect to 2,274,360 beneficially owned shares. All such shares were reported to be owned of record by individual clients which have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares.

Security O wnership of Management

To the Company’s knowledge, the following table reflects the beneficial ownership of the Company’s Common Stock as of March 23, 2015 by each Company Director, each named executive officer and all of the Company’s Directors and executive officers as a group. Unless otherwise indicated, each beneficial owner listed in the table holds sole voting and investment power over the shares listed as beneficially owned by him or her.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Robert B. Aiken, Jr.	1,482
Jean S. Blackwell	66,340	(3)	*
Charles K. Crovitz	49,477		*
Roy W. Haley	61,546		*
Susan J. Riley	12,224	(3)	*
Alexander M. Schmelkin	9,640		*
Stuart A. Taylor, II	13,027		*
Paul S. Williams	2.209
Alex D. Zoghlin	28,596		*
P. Cody Phipps	89,902		*
Todd A. Shelton	57,652		*
Timothy P. Connolly	28,452		*
Joseph G. Hartsig	7,745
Richard D. Phillips	10,878		*
All current Directors and executive officers as a group (17 persons)	566,444		1.5%

*	Represents less than 1%

(1)

In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 23, 2015 through the exercise of stock options, as follows: Ms. Blackwell, 7,676 shares; Mr. Crovitz, 15,216 shares; Mr. Haley, 24,874 shares; Mr. Shelton, 30,560 shares; and all current Directors and executive officers as a group, 171,054 shares.

(2)

In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 23, 2015 through the earning/vesting of restricted stock units, as follows: Ms. Blackwell, 30,272 shares; Mr. Crovitz, 22,302 shares; Mr. Haley, 30,272 shares; Ms. Riley, 6,924 shares; Mr. Schmelkin, 9,640 shares; Mr. Taylor, 13,027 shares; Mr. Zoghlin, 23,123 shares and all current Directors and executive officers as a group, 137,769 shares.

(3)

Includes shares issuable shortly after the participant’s cessation of service as a Director on a one-for-one basis in satisfaction of fully vested deferred stock units credited under the Directors’ Deferred Compensation Plan, as follows: Ms. Blackwell, 26,391 shares; and Ms. Riley, 2,594 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of holdings and transactions in the Company’s Common Stock. Based on its review of such reports furnished to the Company and on written representations from the Company’s Directors and executive officers, the Company believes that all required Section  16 reports were timely filed in 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee

The Audit Committee of the Company’s Board of Directors consists of the four non-employee Directors named below. Each member of the Audit Committee is independent, as defined by the current NASDAQ listing standards and Rule 10A-3 of the Exchange Act. No member of the Audit Committee received any compensation from the Company during 2014 other than for services as a member of the Board or one or more of its Committees.

The Board of Directors has determined that all Audit Committee members are financially literate and have financial management expertise in accordance with NASDAQ listing standards, and that Roy W. Haley, Jean S. Blackwell and Susan J. Riley qualify as an “audit committee financial expert” within the meaning of applicable SEC regulations.

Audit Committee Charter and Responsibilities

The Audit Committee operates under and regularly reviews a written charter originally adopted by the Board of Directors in February 2000, and amended as of July 16, 2013. The Audit Committee charter may be found under “Corporate Governance” as part of the “Investors” section available through the Company’s website at http://www.unitedstationers.com.

The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibilities for oversight of: (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs. The Audit Committee monitors the Company’s compliance with legal and regulatory requirements that could have a material effect upon the financial position of the Company. The Committee also maintains procedures for the receipt, retention and treatment of complaints regarding accounting or internal controls and the confidential anonymous submission by Company employees of concerns regarding accounting, internal control, or ethical matters. The Committee provides an open avenue for communication among the internal auditors, the outside auditors, management, and the Board of Directors.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for establishing and maintaining its financial reporting processes and internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such financial statements with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as well as management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB.

The Audit Committee has the sole authority to select, appoint, and, if appropriate, terminate the engagement of the independent registered public accounting firm, and reviews their fees. As described under “Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm — Audit Committee Pre-Approval Policy” the Audit

Committee maintains guidelines requiring review and pre-approval by the Audit Committee of all audit and permitted non-audit services performed for the Company by its independent registered public accounting firm.

Additionally, the Audit Committee monitors the effectiveness of the relationship among the external auditors, internal auditors, management, and the Audit Committee.

Audit Committee Report

In this context, the Audit Committee reports as follows with respect to the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2014.

The Audit Committee has reviewed and discussed the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting, and the related reports of the independent registered public accounting firm with the Company’s management, its chief internal auditor, and its independent registered public accounting firm, with and without management present.

The Audit Committee has discussed with the independent registered public accounting firm matters relating to the independent registered public accounting firm’s judgment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting, the reasonableness of significant judgments and the clarity of financial statement disclosures, as required to be discussed by the PCAOB.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

The Audit Committee has reviewed with the independent registered public accounting firm and the Company’s internal auditors their respective audit plans, audit scope, and identification of audit risks. It has discussed the internal audit function’s organization, responsibilities, and activities with the Company’s management, its internal auditors, and the independent registered public accounting firm. The Audit Committee periodically met with both the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their respective evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. It also met periodically to discuss such matters in executive session.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Members of the Audit Committee:

Roy W. Haley, Chair

Jean S. Blackwell

Susan J. Riley

Paul S. Williams

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

No relationships and/or related party transactions have been identified for disclosure. See “Board Independence” above for information on the Company’s transactions with Taylor Made Business Solutions, which transactions were exempt under the Company’s related person transaction approval policy.

Related Person Transaction Approval Policy

In March 2008, our Board of Directors adopted a written related person transaction approval policy, which sets forth the Company’s policies and procedures for the review, approval, or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements, or relationships in which the Company (including any subsidiaries) is or will be a participant and in which a related person (as defined in Item 404 of Regulation S-K) has a direct or indirect interest, but exempts the following:

•	payment of compensation by the Company to a related person for the related person’s service to the Company as a director, officer or employee;

•	transactions available to all employees or all shareholders of the Company on the same terms;

•

transactions which, when aggregated with the amount of all other transactions between the Company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the Company generally.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination, or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the Committee itself would be authorized to take pursuant to this policy.

PROPOSAL 2: RATIFICATION OF SELECTION OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Company has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2015, as it has done since 1995. Although action by the stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement, should they choose to do so.

The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:

RESOLVED, that action by the Audit Committee appointing Ernst & Young LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2015 is hereby ratified, confirmed, and approved.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fee Information

General. The following table presents information with respect to fees incurred for the indicated professional services rendered by E&Y during each of the last two years (dollars in thousands).

Type of Fees	2014	2013
Audit Fees	$1,645	$1,496
Audit-Related Fees	66	107
Tax Fees	173	409
All Other Fees	—	—

Total	$1,884	$2,012

Audit Fees. “Audit Fees” included fees for professional services rendered for the 2014 and 2013 audits of the consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K, reviews of the quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits, regulatory filings or engagements and accounting consultations on matters related to the annual audits or interim reviews. Audit fees for 2014 and 2013 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 and 2013, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2014 and 2013, these fees included employee benefit plan audits.

Tax Fees. “Tax Fees” are fees for professional services performed by E&Y with respect to tax compliance, tax advice and tax planning.

All Other Fees. “All Other Fees” are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policy

Under applicable SEC rules, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm, subject to certain de minimis exceptions and prohibitions against the provision of certain types of non-audit services. The Audit Committee pre-approved all services and fees described above. These SEC rules are designed to assure that the provision of services by the independent registered public accounting firm does not impair its independence from the Company.

Consistent with applicable SEC rules, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy sets forth the procedures and conditions pursuant to which the Audit Committee may pre-approve audit and permissible non-audit services proposed to be performed by the independent registered public accounting firm.

Pursuant to the Pre-Approval Policy, the Audit Committee will consider annually and, if appropriate, approve the provision of all audit services to the Company by the independent registered public accounting firm. Any changes to any previously approved audit services, terms or fees require the further specific pre-approval of the Audit Committee.

Under the Pre-Approval Policy, the Audit Committee also will consider and, if appropriate, pre-approve the provision by the independent registered public accounting firm of permitted audit-related, tax, or other non-audit services. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee provides for a different period or earlier terminates such services. Any such pre-approval will be subject to a dollar limit specified by the Audit Committee. The Audit Committee periodically reviews, and from time-to-time may revise, the list of general pre-approved services. Any proposed new services, and any previously approved services anticipated to exceed the respective fee limits previously established for such services, must be separately approved.

The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority for permitted non-audit services. The member to whom such authority is delegated must report any pre-approval decisions, for informational purposes, to the Audit Committee at its next regularly scheduled meeting.

The Company’s Vice President, Controller, and Chief Accounting Officer monitors the performance of all services provided by the independent registered public accounting firm for compliance with the Pre-Approval Policy. The Audit Committee periodically reviews reports summarizing all services and related fees and expenses being provided to the Company by the independent registered public accounting firm.

PROPOSAL 3: APPROVAL OF THE AMENDMENTS TO AND RESTATEMENT OF THE 2004 LONG-TERM INCENTIVE PLAN

Introduction

The Company’s stockholders are asked to approve certain amendments to and the restatement of the United Stationers Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”). The LTIP was originally adopted by the Company’s stockholders on May 6, 2004, with an initial effective date of May 1, 2004. The stockholders approved certain amendments to the LTIP on May 10, 2006 and on May 11, 2011. On February 11, 2015, the Board of Directors approved certain amendments to and the restatement of the LTIP (the “Amendments”) to be effective as of May 20, 2015, subject to stockholder approval at the Annual Meeting. The Amendments include renaming the LTIP as the “2015 Long-Term Incentive Plan” (as amended and restated, the “2015 Plan”).

The Board believes the LTIP is an important element in the Company’s overall compensation program, as described under “Compensation Discussion and Analysis — Elements of Compensation.” The Board further believes that maintaining an adequate number of shares authorized for issuance under the 2015 Plan is necessary to enable the Company to continue granting awards as the long-term equity incentive portion of our overall executive compensation program. Among other things, the Amendments increase the number of shares available for awards by 300,000 and allow certain shares to be added back to the shares available for issuance under the LTIP. As of the effective date of the Amendments, there will be a total of approximately 2,000,000 shares of Common Stock available for issuance under the 2015 Plan. The Board believes the increase in the number of shares and the ability to add certain shares back to the shares available under the LTIP will satisfy the Company’s expected equity compensation needs for the next several years based on historical grant rates under the LTIP. The Board believes these changes are appropriate to enable the Company to maintain an adequate number of shares available for grant under the 2015 Plan.

For additional changes included in the Amendments, see “— Reasons for and Effects of the Amendments.”

Plan Highlights

The 2015 Plan contains features that the Company’s Board believes are consistent with the interests of stockholders and sound governance principles. These include the following:

•

Authorization of Restricted Stock and Other Equity Awards Beyond Stock Options. The 2015 Plan provides the Company with the ability to make use of restricted stock and other so-called Full Value Awards as well as stock options and SARs.

•

Enhanced Flexibility and Performance Ties. The variety of equity or cash awards permitted under the 2015 Plan affords the Human Resources Committee and Company management flexibility in designing long-term incentives that are responsive to evolving regulatory changes and compensation best practices and that can incorporate tailored, performance-based measures.

•

Platform for Reduced Future Stock Usage Rates. The 2015 Plan permits the use of Full Value Awards in combination with or in lieu of options, positioning the Company to effectively manage its future stock usage rates.

•

Limitations on Shares Available for Awards. After giving effect to the Amendments, there will be a total of approximately 2,000,000 shares of Common Stock available for issuance under the 2015 Plan, plus any shares added back for issuance pursuant to the “add back” feature described under “— Reasons for and Effects of the Amendments— Change in Authorized Shares and Share Counting Procedures.” There are no evergreen or reload terms applicable to the 2015 Plan. Each share of Common Stock subject to an option, SAR, or Full Value Award will count as one share in calculating the number of shares remaining available for grant under the 2015 Plan.

•

No Discount Options. Stock options or SARs generally may not be granted or awarded with a then-established exercise price (or reference price) of less than the fair market value of the Company’s Common Stock on the date of grant or award.

•

No Repricings. The repricing of stock options and SARs is prohibited without the approval of stockholders. This prohibition applies to both direct repricings (lowering the exercise price of a stock option or stock appreciation right or canceling such awards and replacing them with lower priced awards) and indirect repricings (canceling an outstanding stock option or SAR and granting a replacement option or SAR with a lower exercise price, or cancelling an outstanding stock option or SAR in exchange for cash or other awards).

•	Independent Committee Oversight. The 2015 Plan is administered by the Company’s Human Resources Committee, which is comprised solely of non-employee, independent Directors.

Reasons for and Effects of the Amendments

Change in Authorized Shares and Share Counting Procedures

Prior to the adoption of the Amendments, an aggregate of 12,850,000 shares of Common Stock had been authorized for issuance under the LTIP. As of April 2, 2015, there were (a) approximately 707,000 options with a weighted average exercise price of $33.95 and a weighted average remaining term of 5.65 years outstanding under the LTIP, (b) approximately 1,025,000 Full Value Awards outstanding under the LTIP, and (c) approximately 1,741,000 shares of

Common Stock remaining authorized for issuance under the LTIP. The Amendments authorize an additional 300,000 shares of Common Stock for issuance, which will increase the aggregate number of shares authorized for issuance under the 2015 Plan to 13,150,000 shares. As a result, as of the effective date of the 2015 Plan, there will be a total of approximately 2,041,000 shares of Common Stock remaining available for issuance under the 2015 Plan.

In addition, the Amendments change the “share counting provisions” of the 2015 Plan in the following ways:

•

Prior to the Amendments, each share of stock delivered as a Full Value Award granted under the LTIP would be counted as covering 1.85 shares of stock. The Amendments change this restriction so that each share of Common Stock subject to a Full Value Award (as well as shares subject to an option or SAR) will count as one share in calculating the number of shares remaining available for grant under the 2015 Plan.

•

Prior to the Amendments, the following shares were not added back to the maximum number of shares of stock available for issuance under the LTIP: (a) shares of stock that are not issued or delivered as a result of the net settlement of an outstanding SAR, (b) shares of stock that are used to pay the exercise price or withholding taxes related to an outstanding award, or (c) shares of stock that are repurchased on the open market with the proceeds of the option exercise price. The Amendments reverse that procedure, so that under the 2015 Plan such shares will be added back.

Additional Repricing Restriction

The LTIP already includes provisions that generally prohibit the “repricing” of options, SARs, and other awards granted under the LTIP without stockholder approval. The Amendments add a further restriction that prohibits the cancellation of an outstanding option or SAR in exchange for cash or other awards granted under the 2015 Plan without stockholder approval. The Board believes that this additional restriction is consistent with current “best practices” and will further protect stockholder value.

One-Year Vesting Period for Options and SARs

The Amendments add a new provision that requires all options and SARs (other than options or SARs granted in lieu of other earned compensation) to have a minimum vesting period of one year for full vesting. The Board believes that this additional requirement is consistent with current “best practices” and will further protect stockholder value.

One-Year Vesting Period for Full Value Awards

The LTIP currently includes a requirement that Full Value Awards that are subject only to “time-based” vesting (and that are not granted in lieu of other earned compensation) must be subject to a minimum vesting period of three years before such awards will be fully vested. The Amendments reduce the minimum vesting period for all Full Value Awards (other than Full Value Awards granted in lieu of other earned compensation) from three years to one year. The Board believes that this change will provide the Company with greater flexibility in granting and administering Full Value Awards under the 2015 Plan, while remaining consistent with current “best practices” and protecting stockholder value.

Changes to Limitations on Certain Awards

The Amendments increase the maximum amount of Cash Incentive Awards that are intended to be “performance-based compensation” paid to any one Participant for performance periods beginning in any one calendar year from $2,000,000 to $6,000,000. The Board believes that this increase is necessary because it will provide the Company with greater flexibility in designing and granting long-term cash incentives that are responsive to evolving compensation best practices and that can incorporate tailored, performance-based measures.

The Amendments also limit the maximum amount of awards granted during any one-calendar-year period to any non-employee Director to (a) 50,000 shares covered by options or SARs, and (b) 30,000 shares covered by Full Value Awards that are intended to be “performance-based compensation,” except that these limitations will not apply to cash-based director fees that a non-employee Director elects to receive in the form of shares equal in value to the cash-based director fees. The Board believes that these limitations are necessary to ensure that Board members cannot engage in self-dealing by granting awards to non-employee Directors in excess of amounts previously approved by stockholders.

Other Changes

As described under “— Elements of Compensation — Corporate Governance Matters — Clawback Policy”, the Company maintains a comprehensive “clawback” policy for all incentive compensation granted to employees. The Amendments provide that the Company may recover any award or benefit granted under the 2015 Plan, or any proceeds from the sale or other disposition of any award, to the extent permitted by the terms of any award agreement or of any clawback or compensation recovery policy adopted by the Company. The Board believes that including this provision in the 2015 Plan will strengthen the Company’s ability to recover incentive compensation granted under the 2015 Plan under the circumstances in which such recovery is permitted or required under such policies.

The Amendments modify the definition of “Performance Measures” to add earnings before interest, taxes, depreciation, and amortization, or “EBITDA” as an additional Performance Measure. The Board believes that including EBITDA as a Performance Measure will provide the Company with an additional key metric for incentivizing participants who receive performance-based grants under the 2015 Plan.

The Amendments also (a) increase the number of shares that can be delivered with respect to incentive stock options granted under the LTIP from 6,425,000 to 7,125,000 shares in order to be consistent with the base number of shares authorized for issuance under the 2015 Plan, and (b) amend and restate the LTIP in its entirety to make other conforming changes and to make one cohesive and integrated document to avoid confusion.

In general, all other provisions of the LTIP will remain in effect, with the only material amendments being those described above. The preceding summary of the Amendments should be read with and is subject to the specific provisions of the 2015 Plan, the full text of which is attached as Appendix A to this Proxy Statement.

Purpose of the 2015 Plan

The purpose of the 2015 Plan is to: (i) attract and retain individuals with excellent managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend; (ii) motivate those selected as participants, by means of appropriate performance-based incentives, to achieve long-term performance goals; (iii) further align the interests of selected employee participants and non-employee Director participants with those of the Company’s other stockholders and provide them with an effective means to acquire and maintain equity interests in the Company; and (iv) provide incentive compensation opportunities that are competitive with those of similar companies. As a result, the 2015 Plan is designed to promote the long-term growth and financial success of the Company and the interests of its stockholders.

Eligibility and 2015 Plan Benefits

All employees of the Company and its subsidiaries and non-employee Directors of the Company are eligible to become participants in the 2015 Plan, except that non-employee Directors may not be granted incentive stock options. As of March 23, 2015, the Company and its subsidiaries had approximately 6,289 employees. The specific individuals who will be granted awards under the 2015 Plan and the type and amount of any such awards will be determined by the Committee (as defined below), subject to annual limits on the maximum amounts that may be awarded to any individual, as described below. Accordingly, future awards to be received by or allocated to particular participants under the 2015 Plan are not presently determinable. Information about awards currently outstanding under the LTIP may be found in the “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” and “Executive Compensation — Outstanding Equity Awards at December 31, 2014” sections of this Proxy Statement.

Administration

The 2015 Plan is administered by a committee (the “Committee”) selected by the Board of Directors of the Company. The Human Resources Committee will administer the 2015 Plan unless otherwise determined by the Board. The Committee selects from eligible individuals those persons to whom awards under the Plan will be granted (“Participants”), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions, and other provisions of such awards. The Board itself may take any action under the 2015 Plan that would otherwise be the responsibility of the Committee. The Board also may delegate to the Governance Committee the authority to administer awards granted to non-employee Directors. Except to the extent prohibited by applicable law or the rules of any stock exchange or automated quotation system on which the Common Stock is then listed, the Committee may either allocate its responsibilities under the 2015 Plan to one or more of its members or delegate its responsibilities to other persons selected by the Committee.

Shares Subject to the 2015 Plan; Limits on Awards

In making or settling equity awards under the 2015 Plan, the Company may use shares of Common Stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Committee, an award under the 2015 Plan may be settled in cash rather than Common Stock.

The maximum number of shares that may be delivered to Participants and their beneficiaries under the 2015 Plan may not exceed the sum of the following:

•	13,150,000 shares of Common Stock; plus

•	shares of stock that are not issued or delivered as a result of the net settlement of an outstanding SAR; plus

•	shares of stock that are used to pay the exercise price or withholding taxes related to an outstanding award; plus

•	shares of stock that are repurchased on the open market with the proceeds of the option exercise price.

The following additional limits apply to awards under the 2015 Plan:

•	A maximum of 13,150,000 shares of Common Stock may be delivered to Participants and their beneficiaries with respect to incentive stock options granted under the 2015 Plan;

•	A maximum of 500,000 shares of Common Stock (50,000 shares in the case of non-employee Directors) may be covered by options and SARs granted to any one Participant in any one calendar year;

•	Shares of Common Stock having an aggregate fair market value of $100,000 in any one calendar year may be granted in the form of ISOs to any one Participant during any calendar year.

•

A maximum of 300,000 shares of Common Stock (30,000 shares in the case of non-employee Directors) may be delivered pursuant to Full Value Awards intended to be “performance-based compensation” (as described below) granted to any one Participant during any one calendar-year period, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting; and

•

The maximum amount of Cash Incentive Awards intended to be “performance-based compensation” payable to any one Participant for performance periods beginning in any one calendar year will be $6,000,000 regardless of whether the applicable performance period during which the award is earned ends in the same year in which it begins or in a later calendar year.

The closing price with respect to the Common Stock on March 23, 2015 was $40.79 per share.

Types of Awards

The 2015 Plan permits the award by the Committee of different types of awards, including but not limited to options, SARs, Full Value Awards, and Cash Incentive Awards. These types of awards are further described below.

Options

The Committee may grant an incentive stock option or non-qualified stock option to purchase Common Stock at an exercise price determined by the Committee. Except as described below, the exercise price for an option will not be less than the fair market value of the shares of Common Stock at the time the option is granted. The Committee, however, may grant options with an exercise price lower than the fair market value of the Common Stock at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced.

Except for options granted in lieu of other earned compensation, the required period of service for full vesting of an option must not be less than one year (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, or termination of employment, or in the event of a Change of Control of the Company).

Except as otherwise determined by the Committee, the purchase price of an option will be payable in cash, in Common Stock (valued at fair market value as of the day of exercise), or a combination thereof, and must be paid in full in connection with its exercise. The Committee also may permit a Participant to elect to pay the exercise price upon the exercise of an option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding obligations resulting from such exercise. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable. In no event will an option expire more than ten years after the grant date.

Stock Appreciation Rights

An SAR entitles the Participant to receive the amount (in cash or stock) by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR may not be less than the fair market value of the Common Stock at the time the SAR is granted. The Committee, however, may grant SARs with an exercise price lower than the fair market value of the Common Stock at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced. The Committee may grant SARs independent of any option grant and may grant an option and an SAR in tandem with each other, and SARs and options granted in tandem may be granted on different dates but may have the same exercise price.

SARs will be exercisable in accordance with the terms established by the Committee. Except for SARs granted in lieu of other earned compensation, the required period of service for full vesting of an SAR must not be less than one year (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement or termination of employment, or in the event of a Change of Control of the Company). The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Stock acquired pursuant to the exercise of SARs as the Committee determines to be desirable. In no event will an SAR expire more than ten years after the grant date.

Full Value Awards

The following types of “Full Value Awards” may be granted, as determined by the Committee:

•

The Committee may grant shares of Common Stock in return for previously performed services or in return for the Participant surrendering other compensation that may be due. These awards may include, without limitation, bonus stock. Generally, “bonus stock” is the grant of stock in return for previously performed services or the surrender of other compensation that may be due.

•

The Committee may grant shares of Common Stock that are contingent on the achievement of performance or other objectives during a specified period. These awards may include, without limitation, performance shares and performance units. Generally, “performance shares” are grants of actual shares of Common Stock whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time. Generally, “performance units” are grants of stock units whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time and whose value fluctuates with stock price changes and performance against objectives.

•

The Committee may grant shares of Common Stock subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant or the achievement of performance or other objectives. These awards may include, without limitation, restricted stock and restricted stock units. Generally, “restricted stock” and “restricted stock units” are grants of actual shares of Common Stock or stock units subject to restrictions and risk of forfeiture until vested by continued employment and/or attainment of specified performance objectives.

Any such Full Value Awards may be subject to such conditions, restrictions, and contingencies as the Committee determines. Except for Full Value Awards granted in lieu of other earned compensation, the required period of service for full vesting of a Full Value Award granted under the 2015 Plan must not be less than one year (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement or termination of employment, on in the event of a Change of Control of the Company).

Cash Incentive Awards

The Committee may grant Cash Incentive Awards (including the right to receive payment of cash or Common Stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a Participant’s performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards also may be subject to such other conditions, restrictions and contingencies as determined by the Committee.

Performance Measures

An income tax deduction for the Company will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. We intend to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with our compensation objectives. In some cases, however, we believe the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to provide the compensation necessary to attract and retain qualified executives. The Committee may designate whether any Full Value Awards or Cash Incentive Awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated as intended to be “performance-based compensation” must be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Code. The performance measures that may be used by the Committee for such awards will be based on any one or more of the following, as selected by the Committee: (a) earnings per share (“EPS”); (b) net earnings/income; (c) net operating earnings/income; (d) net operating earnings/income after taxes; (e) net operating earnings/income per share; (f) EPS from continuing operations; (g) earnings before interest and taxes (“EBIT”); (h) earnings before interest, taxes, depreciation, and amortization (“EBITDA”); (i) stock price appreciation; (j) total shareholder return; (k) relative total shareholder return (for example, as compared to peer group performance); (l) sales/revenues, or any component thereof; (m) sales/revenue growth; (n) unit volume; (o) gross or operating margins/margin contribution; (p) economic value added or economic profit; (q) return on assets (net assets or operating assets); (r) return on equity; (s) return on invested capital or invested capital efficiency; (t) working capital or working capital efficiency; (u) cash flow/free cash flow; (v) net cash provided by operating activities; (w) cash return on assets; (x) waste recovery, cost control and/or operating efficiency targets; (y) expense targets; and (z) safety goals. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders equity and/or shares outstanding, investments or assets or net assets. For awards intended to be “performance-based compensation,” the grant of the awards and the establishment of the performance measures must be made during the period required under Section 162(m) of the Code.

A vote to approve the 2015 Plan also will serve as a vote to re-approve the performance measures listed above, as required by Section  162(m) of the Code.

Dividends and Dividend Equivalents

Awards may provide for payment of dividends or dividend equivalents with respect to the underlying shares, provided that any dividend or dividend equivalent will be subject to the following:

•

Except as otherwise provided by the Committee, payment of any dividend or dividend equivalent must be subject to the same conditions, restrictions and contingencies (including vesting) as the underlying shares of Common Stock;

•

No payments of dividends or dividend equivalents will be made with respect to awards granted in the form of options, SARs, or similar awards unless and until the shares of stock underlying such awards are actually issued upon exercise, vesting or settlement of the award; and

•

All payments of dividends or dividend equivalents with respect to awards granted in the form of Full Value Awards, including performance shares, performance units, shares of restricted stock, restricted stock units, or similar awards will be deferred and will not be paid unless and until such awards vest or otherwise are earned or settled in accordance with the terms and conditions of the applicable award agreement.

No Repricing

Except as approved by the Company’s stockholders or as adjusted for corporate transactions (as described below), (i) the exercise price for any outstanding option or SAR previously granted under the 2015 Plan may not be decreased after the date of grant, (ii) no outstanding option or SAR previously granted under the 2015 Plan may be cancelled in exchange for cash or other awards, (iii) no outstanding option or SAR previously granted under the 2015 Plan may be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price, and (iv) any other action with respect to awards that is treated as a repricing under accounting principles generally accepted in the United States is prohibited under the 2015 Plan. Except as described under “Types of Awards – Options,” in no event may the exercise price of any option, as reduced or otherwise adjusted, be lower than the fair market value of a share of Common Stock on the date of grant of such option.

Adjustments

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee (a) will have the authority to proportionately adjust the aggregate number of and type of shares available for awards under the 2015 Plan, and (b) will proportionally adjust outstanding awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include: (i) adjustment of the number and kind of shares or other securities that may be delivered under the 2015 Plan; (ii) adjustment of the number and kind of shares or other securities subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments to outstanding awards that the Committee determines to be equitable, which may include, without limitation, (A) replacement of awards with other awards that the Committee determines have comparable value and that are based on stock of a company resulting from or involved in the transaction, (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option, the amount of such payment may be the excess of value of the Common Stock subject to the option at the time of the transaction over the exercise price, and (C) replacement with other types of awards.

Change of Control

Unless otherwise provided by the Committee and in the award agreement, upon the occurrence of a Change of Control of the Company, the “Affected Portion” (as described below) of all outstanding awards held by Participants will become vested. Under the 2015 Plan, the “Affected Portion” is described as follows:

•

The Affected Portion of any option, SAR, or other award (excluding a Cash Incentive Award) will be 50% of the shares covered by the award as to which the award is not vested immediately prior to the Change of Control. If, however, the vesting of any of these awards is contingent on the achievement of performance objectives (that is, objectives other than the completion of service, and referred to as “Performance-Contingent Vesting”), the Affected Portion of the award will be the number of shares that would be delivered to the Participant if the target level of performance objectives were achieved for the applicable performance period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the performance period and ending on the date of the Change of Control and the denominator of which is the number of days in the total performance period.

•

The Affected Portion of a Cash Incentive Award will be 50% of the amount covered by the award that is not vested immediately prior to the Change of Control. If, however, the vesting of the Cash Incentive Award is Performance-Contingent Vesting, the Affected Portion of such Cash Incentive Award will be the amount that would be earned by the Participant if the target level of performance objectives were achieved for the applicable performance period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the performance period and ending on the date of the Change of Control (but not less than 365 days or, if the performance period is less than 365 days, the number of days in the total performance period) and the denominator of which is the number of days in the total performance period.

In addition, if a Participant’s employment is terminated by the Participant for Good Reason (as defined in the 2015 Plan) or by the Company without Cause (as defined in the 2015 Plan) during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the Participant’s date of termination will become immediately vested as of such date.

See “Executive Compensation — Employment Contracts and Employment Termination and Change of Control Arrangements — CEO Employment Agreement” for a description of the definition of “Change of Control” under the 2015 Plan.

Amendments and Termination

The 2015 Plan may be amended or terminated at any time by the Board, and the Board or the Committee may amend any award granted under the 2015 Plan, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. The Board may not amend the provision of the 2015 Plan related to repricing without stockholder approval. The 2015 Plan will remain in effect as long as any awards remain outstanding, but no new awards may be granted after May 20, 2025.

Transferability

Except as otherwise provided by the Committee, awards under the 2015 Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution.

United States Federal Income Tax Consequences

The following discussion is based on Federal tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the Federal income tax aspects of the 2015 Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the 2015 Plan. The Company recommends that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Certain awards under the 2015 Plan may be subject to tax rules that apply to nonqualified deferred compensation plans. If an award is subject to those rules, and fails to conform to them, the recipient may have accelerated recognition of taxable income and may also become liable for interest and tax penalties. Failure to satisfy these rules will not have an adverse tax effect on the Company. The Company intends that, to the extent that awards are subject to these deferred compensation rules, the awards will be structured to satisfy those rules.

Under present Federal income tax laws, awards granted under the 2015 Plan will have the following tax consequences:

Non-Qualified Options

The grant of a non-qualified option (“NQO”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise. The holding period for determining long-term or short-term capital gains treatment will commence on the exercise date.

Incentive Stock Options

The grant of an incentive stock option (“ISO”) will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the ISO exercise, the Participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO and within one year after the ISO exercise, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the Participant as long-term capital gain, and the Company will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to the Company, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares. The holding period for determining long-term or short-term capital gains treatment will commence on the exercise date.

The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares to receive ISO treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

If the exercise price of an ISO is paid with shares of Common Stock of the Company acquired through a prior exercise of an ISO, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of exercise), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

Stock Appreciation Rights

The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the Participant as ordinary income, and a corresponding deduction will be allowed to the Company. If the Participant receives shares of Common Stock upon exercise of an SAR and later sell such shares, then the gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise. The holding period for determining long-term or short-term capital gains treatment will commence on the SAR exercise date.

Full Value Awards

A Participant who has been granted a Full Value Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, if (i) the award is subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant or achievement of other objectives, and (ii) the restrictions constitute a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. The holding period for determining long-term or short-term capital gains treatment will commence on the date on which the substantial risk of forfeiture lapses. Dividends paid to the holder during the restriction period will also be compensation income to the Participant and deductible as such by the Company.

Alternatively, for a Full Value Award that is subject to a substantial risk of forfeiture, the Committee may (i) permit the Participant to make an election to accelerate the recognition of income from the award to the date of grant by properly filing an election under Section 83(b) of the Code; (ii) prohibit the Participant from making such an election; or (iii) require the Participant to make such an election as a condition of receiving such award. In the absence of a provision in the award agreement to the contrary, such an award will be deemed to permit the Participant to make such election.

Cash Incentive Awards

A Participant will realize taxable income at the time the Cash Incentive Award is distributed, and the Company will be entitled to a corresponding deduction.

Change of Control

Any acceleration of the vesting or payment of awards under the 2015 Plan in the event of a Change of Control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a 20% excise tax and which may not be deductible by the Company.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter is required for approval of the 2015 Plan. If the stockholders do not approve the 2015 Plan, then the LTIP as currently in effect will remain in effect and the Company will continue to grant awards pursuant to that plan.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2015 PLAN.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are submitting to stockholders a vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

The Human Resources Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Executive Summary” under “Compensation Discussion and Analysis” for details of changes made to our executive compensation practices during 2014.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we recommend that our stockholders vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve the compensation of the Company’s executives as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure presented in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Human Resources Committee, or our Board of Directors. Our Board of Directors and our Human Resources Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF OUR HUMAN RESOURCES COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS

Deadline for Inclusion in Proxy Statement

Any proposal that a stockholder wants the Company to consider including in its Proxy Statement and form of proxy relating to the Company’s 2016 Annual Meeting of Stockholders must be received by the Secretary of the Company, c/o United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015, not later than December 10, 2015 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Any stockholder proposal that the stockholder does not want the Company to consider including in its proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company’s current Restated Certificate of Incorporation in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally and written notice of such a stockholder’s intent to make such nomination at the Company’s 2016 Annual Meeting must be given to the Company’s Secretary at the address in the preceding paragraph not later than February 20, 2016. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the tenth day after notice of the Company’s 2016 Annual Meeting of Stockholders is first given to stockholders.

In addition to these timing requirements, the Company’s Second Restated Certificate of Incorporation also prescribes informational content requirements for director nominations and other proposals by stockholders. See “Governance and Board Matters — Consideration of Director Nominees” above for more information about the informational content requirements for stockholder notices relating to intended director nominations. Any other stockholder proposal notice generally must set forth a brief description of the matter proposed to be brought before the annual meeting, the name and address of the stockholder making the proposal, the number of shares beneficially owned by the stockholder and any material interest of the stockholder in such proposed matter.

OTHER BUSINESS

The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.

Your vote is important. Please vote your shares as instructed in the Notice of Internet Availability.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

APPENDIX A

UNITED STATIONERS INC.

2015 LONG-TERM INCENTIVE PLAN

(As amended and restated effective May 20, 2015)

SECTION 1

GENERAL

1.1. Purpose. The United Stationers Inc. 2004 Long-Term Incentive Plan, as amended and restated effective May 20, 2015, and renamed the 2015 Long-Term Incentive Plan (the “Plan”), has been established by United Stationers Inc. (the “Company”) to promote the long-term growth and financial success of the Company and the interests of its stockholders by: (i) attracting and retaining individuals with excellent managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend; (ii) motivating those selected as participants, by means of appropriate performance-based incentives, to achieve long-term performance goals; (iii) further aligning the interests of selected employee and Director participants with those of the Company’s other stockholders and providing them with an effective means to acquire and maintain equity interests in the Company; and (iv) providing incentive compensation opportunities that are competitive with those of other similar companies.

1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards, and thereby become “Participants” in the Plan.

1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in Section 9.

SECTION 2

OPTIONS AND SARS

2.1. Options. The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either a non-qualified option (an “NQO”) or an incentive stock option (an “ISO”), as determined in the discretion of the Committee.

(a) An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b) An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code and shall be subject to the following conditions, limitations and restrictions:

(i) ISOs may be granted only to employees of the Company or a Subsidiary that is a subsidiary or parent corporation of the Company, within the meaning of section 424 of the Code.

(ii) ISOs shall not be granted under the Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company’s stockholders.

(iii) To the extent required by applicable law, if the Committee permits an ISO to be exercised by a Participant more than three months after the Participant has ceased being an employee of the Company or a subsidiary as that term is defined in Code section 424(f), or more than 12 months if the Participant is permanently and totally disabled, within the meaning of section 22(e) of the Code, the ISO shall thereafter be treated as an NQO.

(iv) To the extent required by applicable law, the Committee shall not permit an ISO to be transferred by an employee other than by will or the laws of descent and distribution, and any ISO granted under this Plan shall be exercisable only by the employee during the employee’s lifetime.

2.2. Stock Appreciation Rights. A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with Subsection 5.7), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.3. Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; provided, that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

2.4. Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall an Option or SAR expire later than ten years after the date of its grant.

2.5. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this Subsection 2.5, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Subsection 2.5(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at the then current value as of the day of exercise, or in any combination thereof, all as determined by the Committee.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(d) The Committee, in its sole discretion, may permit the Participant to elect to pay the Exercise Price by any other method.

2.6. Repricing. Except for either adjustments pursuant to Subsection 5.2(f) (relating to the adjustment of shares), or reductions in the Exercise Price approved by the Company’s stockholders, (i) the Exercise Price for any outstanding Option or SAR previously granted under the Plan may not be decreased after the date of grant, (ii) no outstanding Option or SAR previously granted under the Plan may be cancelled in exchange for cash or other Awards, (iii) no outstanding Option or SAR previously granted under the Plan may be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower exercise price, and (iv) any other action with respect to Awards that is treated as a repricing under accounting principles generally accepted in the United States is prohibited. Notwithstanding anything in this Subsection 2.6 to the contrary, in no event shall the Exercise Price of any Option, as reduced or otherwise adjusted, be less than the Fair Market Value of a share of Stock on the date of grant of such Option.

2.7. Grants of Options and SARs. An Option may, but need not, be granted in tandem with an SAR, and an SAR may, but need not, be granted in tandem with an Option. Except as otherwise provided by the Committee, if an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award; provided, however, that the exercise price for the later granted Award shall not be less than the Fair Market Value of the Stock at the time of such grant.

2.8. Minimum Vesting Period. Except for Options or SARs granted in lieu of other earned compensation, the required period of service with the Company or the Subsidiaries for full vesting of each Option or SAR granted under this Section 2 shall be not less than one year (subject to acceleration of vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, Change of Control or termination of employment).

SECTION 3

FULL VALUE AWARDS

3.1. Full Value Awards. A “Full Value Award” is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future, with such grant subject to one or more of the following, as determined by the Committee:

(a) The grant shall be in return for the Participant’s previously performed services, or in return for the Participant surrendering other earned compensation that may be due. Awards under this Subsection 3.1(a) may include, without limitation, bonus stock. Generally, “bonus stock” is the grant of stock in return for previously performed services or the surrender of other earned compensation that may be due.

(b) The grant shall be contingent on the achievement of performance or other objectives during a specified period. Awards under this Subsection 3.1(b) may include, without limitation, performance shares and performance units. Generally, “performance shares” are grants of actual shares of stock whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time. Generally, “performance units” are grants of stock units whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time and whose value fluctuates with stock price changes and performance against objectives.

(c) The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives. Awards under this Subsection 3.1(c) may include, without limitation, restricted stock and restricted stock units. Generally, “restricted stock” and “restricted stock units” are grants of actual shares of stock or stock units subject to restrictions and risk of forfeiture until vested by continued employment and/or attainment of specified performance objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies as determined by the Committee.

3.2. Performance-Based Compensation. The Committee may designate a Full Value Award being granted to a Participant as intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Award designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code section 162(m). For Awards under this Section 3 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

3.3. Restrictions on Awards. Except for Full Value Awards granted in lieu of other earned compensation, the required period of service with the Company or the Subsidiaries for full vesting of each Full Value Award granted under this Section 3 shall be not less than one year (subject to acceleration of vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, Change of Control or termination of employment).

SECTION 4

CASH INCENTIVE AWARD

A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. The Committee may designate a Cash Incentive Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code. To the extent required by Code section 162(m), any such Award so designated shall be conditioned on the achievement of one or more performance objectives. The performance objectives shall be based on Performance Measures as selected by the Committee. For Awards under this Section 4 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m). Except as otherwise provided in the applicable plan, arrangement or agreement, distribution of any Cash Incentive Awards by the Company or its Subsidiaries (whether granted under this Plan or otherwise), for a performance period ending in a calendar year, shall be made to the Participant not later than March 15 of the following calendar year; provided, however, that for purposes of determining compliance with Code section 409A, a payment will be considered to satisfy the requirement of this sentence if distribution is made no later than the end of the calendar year following the end of the applicable performance period.

SECTION 5

OPERATION AND ADMINISTRATION

5.1. Effective Date. The Plan became effective on May 20, 2015 (the “Effective Date”). In the event of Plan termination, the Plan shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

5.2. Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the following provisions of this Subsection 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 13,150,000 shares of Stock.

(c) To the extent provided by the Committee pursuant to Subsection 5.7, any Award may be settled in cash rather than Stock.

(d) Any shares of Stock subject to an Award which for any reason expires or terminates unexercised or is not earned in full shall again be made subject to an Award under the Plan. In addition, the following shares of Stock shall again be made available for issuance as Awards under the Plan: (i) shares of Stock not issued or delivered as a result of the net settlement of an outstanding SAR, (ii) shares of Stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) shares of Stock repurchased on the open market with the proceeds of the option exercise price.

(e) Subject to Subsection 5.2(f), the following additional maximums are imposed under the Plan:

(i) The maximum number of shares that may be covered by Awards granted to any one Participant pursuant to Section 2 (relating to Options and SARs) shall be 500,000 shares (50,000 shares, in the case of any Non-Employee Director, except that the foregoing limitation shall not apply to cash-based director fees that the Non-Employee Director elects to receive in the form of shares equal in value to the cash-based director fees) during any one-calendar-year period. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this Subsection 5.2(e)(i).

(ii) To the extent required by applicable law, the aggregate Fair Market Value (as of the date of grant) of the shares of Stock with respect to which the ISOs granted to any employee first become exercisable during any calendar year may not exceed $100,000. For purposes of this $100,000 limit, the employee’s ISOs under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any ISOs would exceed the $100,000 limit, the ISO shall thereafter be treated as an NQO.

(iii) For Full Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 300,000 shares (30,000 shares, in the case of any Non-Employee Director, except that the foregoing limitation shall not apply to cash-based director fees that the Non-Employee Director elects to receive in the form of shares equal in value to the cash-based director fees) of Stock may be delivered pursuant to such Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this Subsection 5.2(e)(iii) shall be subject to the following:

(A) If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(B) If delivery of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.

(iv) For Cash Incentive Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than $6,000,000 may be paid to any one Participant for performance periods beginning in any one calendar year, regardless of whether the applicable performance period during which the Award is earned ends in the same year in which it begins or in a later calendar year; provided that Awards described in this Subsection 5.2(e)(iv) shall be subject to the following:

(A) If the Awards are denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into shares of Stock.

(B) If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(f) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares or any other capital adjustment), the Committee (i) shall have the authority, in its absolute discretion, to proportionately adjust the aggregate number and type of shares available for Awards under the Plan, and (ii) shall proportionally adjust outstanding Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (A) adjustment of the number and kind of shares (or other securities) which may be delivered under the Plan; (B) adjustment of the number and kind of shares (or other securities) subject to outstanding Awards; (C) adjustment of the Exercise Price per share (but not the total price) of outstanding Options and SARs; and (D) any other adjustments to outstanding Awards that the Committee determines to be equitable, which may include, without limitation, (1) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from or involved in the transaction, (2) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option, the amount of such payment may be the excess of value of the Stock subject to the Option at the time of the transaction over the exercise price; and (3) replacement with other types of Awards. In no event shall this Subsection 5.2(f) be construed to permit an adjustment (including a replacement) of an Option, SAR or other Award if such modification either: (x) would result in accelerated recognition of income or imposition of additional tax under Code section 409A; or (y) would cause the Option, SAR or other Award subject to the adjustment (or cause a replacement Option, SAR or other award) to be subject to Code section 409A, provided that the restriction of this clause (y) shall not apply to any Option, SAR or other Award that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

(g) The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 13,150,000 shares; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

5.3. General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

5.4. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.

Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant, (ii) through the surrender of shares of Stock which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date), or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5.5. Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to Subsection 2.6 (relating to repricing), Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding the provisions of Subsection 2.3, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary assumed in business combinations may be adjusted by the Committee to preserve the benefit of the award. The provisions of this Subsection 5.5 shall be subject to the provisions of Subsection 5.18.

5.6. Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award, provided that any dividend or dividend equivalent shall be subject to the following:

(a) except as otherwise provided by the Committee, payment of any dividend or dividend equivalent shall be subject to the same conditions, restrictions and contingencies (including vesting) as the underlying shares of Stock;

(b) no payments of dividends or dividend equivalents will be made with respect to Awards granted in the form of Options, SARs, or similar Awards unless and until the shares of Stock underlying such Awards are actually issued upon exercise, vesting, or settlement of the Award;

(c) all payments of dividends or dividend equivalents with respect to Awards granted in the form of Full Value Awards, including performance shares, performance units, shares of restricted stock, restricted stock units, or similar Awards shall be deferred and shall not be paid unless and until such Awards vest or otherwise are earned or settled in accordance with the terms and conditions of the applicable Award Agreement;

(d) any such dividend and dividend equivalent payments shall be subject to adjustment by the Committee pursuant to Subsection 5.2(f) (relating to the adjustment of shares); and

(e) the provisions of this Subsection 5.6 shall be subject to the provisions of Subsection 5.18.

5.7. Settlement of Awards. The settlement of Awards under the Plan shall be subject to the following:

(a) The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or any combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents.

(b) Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee; provided, however, that no such dispute shall result in a delay in payment to a Participant beyond the latest date by which such payment is due under the terms of the applicable Award.

(c) Except for Options and SARs designated at the time of grant or otherwise as intended to be subject to Code section 409A, this Subsection 5.7 shall not be construed to permit the deferred settlement of Options or SARs, if such settlement would result in deferral of compensation under Treas. Reg. §1.409A-1(b)(5)(i)(A)(3) (except as permitted in paragraphs (i) and (ii) of that section).

(d) The provisions of this Subsection 5.7 shall be subject to the provisions of Subsection 5.18.

5.8. Transferability. Except as otherwise provided by the Committee (subject to Subsection 2.1(b)(iv)), Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

5.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the

Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required. Except for Awards designated at the time of grant or otherwise as intended to be deferred compensation subject to Code section 409A, this Subsection 5.10 shall not be construed to permit the grant of an Award if such action would cause the Award being granted to be subject to Code section 409A.

5.11. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of its board of directors (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company or Subsidiary.

5.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13. Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise expressly provided in an Award Agreement or the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights or any rights to receive any additional Awards under the Plan or any other plan or arrangement of the Company or any Subsidiary.

5.14. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

5.15. Section 83(b) Election. For an Award of Stock that is subject to a substantial risk of forfeiture, the Committee may: (a) permit the Participant to make an election to accelerate the recognition of income from the Award to the date of grant by properly filing an election under section 83(b) of the Code; (b) prohibit the Participant from making such an election; or (c) require the Participant to make such an election as a condition of receiving such Award. In the absence of a provision in the Award Agreement to the contrary, such an Award of Stock shall be deemed to permit the Participant to make such election.

5.16. Registration. If the Committee determines that registration of Awards under the Plan is necessary or appropriate, it may use a Form S-8 or, in the event that such a form is unavailable because the Awards are granted to employees of companies which are not at least 50% owned by the Company or for any other reason, the Committee may direct the Company to use such other registration procedures as it deems appropriate.

5.17. Governing Law. The Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

5.18. Limitations under Code Section 409A. The provisions of the Plan shall be subject to the following:

(a) No provision of the Plan shall be construed to permit the grant of an Option or SAR if such action would cause the Option or SAR being granted or the option or stock appreciation right being replaced to be subject to Code section 409A, provided that this Subsection 5.18(a) shall not apply to any Option or SAR (or option or stock appreciation right granted under another plan) being replaced that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

(b) Except with respect to an Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A, no Option or SAR shall condition the receipt of dividends with respect to an Option or SAR on the exercise of such Award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the exercise price of the Option or SAR pursuant Treas. Reg. §1.409A-1(b)(5)(i)(E).

(c) The Plan shall not be construed to permit a modification of an Award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Code section 409A.

5.19. Recovery of Payments. Notwithstanding any contrary provision of the Plan, the Company may recover any Award or benefit granted under the Plan, or any proceeds from the sale or other disposition of any Award, to the extent permitted by the terms of any Award Agreement or of any clawback or compensation recovery policy adopted by the Company.

SECTION 6

CHANGE OF CONTROL

6.1. Effect of Change of Control. Notwithstanding any provision in the Plan (including, without limitation, Subsection 5.2(f)) and unless otherwise indicated in the Award Agreement, upon the occurrence of a Change of Control:

(a) If (i) a Participant’s Date of Termination does not occur between the date of grant of an Option or SAR and the date of a Change of Control; and (ii) as of the Change of Control, the Participant is not vested in all of such Option or SAR, then, as of the date of the Change of Control, the Participant shall become vested in the Affected Portion of such Option or SAR.

(b) If (i) a Participant’s Date of Termination does not occur between the date of grant of a Full Value Award and the date of a Change of Control (regardless of whether settlement of the Award is to occur prior to, at the time of, or after vesting); and (ii) as of the Change of Control, the Participant is not vested in all of such Award, then, as of the date of the Change of Control, the Participant shall become vested in the Affected Portion of such Award.

(c) If (i) a Participant’s Date of Termination does not occur between the date of grant of a Cash Incentive Award and the date of a Change of Control (regardless of whether settlement of the Award is to occur at the time of or after vesting); and (ii) as of the Change of Control, the Participant is not vested in all of such Award, then, as of the date of the Change of Control, the Participant shall become vested in the Affected Portion of such Award.

(d) For purposes of this Subsection 6.1, the “Affected Portion” of any Option or SAR or other Award (excluding a Cash Incentive Award) shall be 50% of the shares covered by the Award as to which the Award is not vested immediately prior to the Change of Control; provided that if the vesting of the Award is contingent on the achievement of performance objectives (that is, objectives other than the completion of service, and referred to as “Performance-Contingent Vesting”), the Affected Portion of the Award shall be the number of shares that would be delivered to the Participant if the target level of performance objectives were achieved for the applicable performance period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the performance period and ending on the date of the Change of Control and the denominator of which is the number of days in the total performance period. For purposes of this Subsection 6.1, the “Affected Portion” of a Cash Incentive Award shall be 50% of the amount covered by the Award which is not vested immediately prior to the Change of Control; provided that if the vesting of the Cash Incentive Award is Performance-Contingent Vesting, the “Affected Portion” of such Cash Incentive Award shall be the amount that would be earned by the Participant if the target level of performance objectives were achieved for the applicable performance period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the performance period and ending on the date of the Change of Control (but not less than 365 days or, if the performance period is less than 365 days, the number of days in the total performance period) and the denominator of which is the number of days in the total performance period.

(e) If different portions of any Award that are not vested on the date of a Change of Control are scheduled to vest on different dates, then the provisions of this Subsection 6.1 shall be applied to each such portion as though it were a separate Award.

(f) Subject to Subsection 6.1(g) below, the vesting of the portion of any Award that is not the Affected Portion of the Award shall vest without regard to the acceleration effected by reason of this Subsection 6.1.

(g) Except as otherwise provided by the Committee, if the Performance-Contingent Vesting of any Award is accelerated by reason of this Subsection 6.1, then at the end of the applicable performance period for such Award, the Participant shall become vested in the number of shares or cash amount in which the Participant would have become vested in accordance with the terms of the Award, if any (without regard to the acceleration under this Subsection 6.1) reduced by the number of shares or cash amount vested under the Award by reason of the acceleration under this Subsection 6.1.

(h) If (i) during the two-year period following the date of the Change of Control, a Participant’s Date of Termination occurs by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, and (ii) at the Date of Termination, any Award granted before the Change of Control is not fully vested, then any and all such Awards granted before the Change of Control held by the Participant shall become fully vested (and, in the case of Options or SARs, exercisable) on the Date of Termination.

6.2. Definition of Change of Control. For purposes of the Plan, the term “Change of Control” shall mean:

(a) Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the acquisition or holding of Voting Securities by (i) the Company or any of its Subsidiaries, or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Subsidiaries shall not constitute a Change of Control; and provided further that the acquisition or holding of Voting Securities by any Person in which a Participant has a substantial equity interest shall not constitute a Change of Control with respect to such Participant. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of (A) the issuance of Voting Securities by the Company in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued or (B) the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the issuance of Voting Securities or the acquisition of Voting Securities by the Company, and after such issuance or acquisition such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person to more than 50% of the Voting Securities of the Company, then a Change of Control shall occur.

(b) At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of more than 50% of the directors then comprising the Incumbent Board, such new director shall, for purposes of this Subsection 6.2(b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (i) either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual solicitation of proxies or contest by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), or (ii) by reason of an agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest.

(c) Consummation of a merger, consolidation or reorganization or approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company (“Business Combination”), unless, following such Business Combination:

(i) the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(iii) no Person (other than the Company, any of its Subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 30% or more of the then Voting Securities) has Beneficial Ownership of 30% or more of the then combined voting power of the Surviving Company’s then outstanding voting securities; provided, that notwithstanding this clause (iii), a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than 30% of Voting Securities as a result of the issuance of Voting Securities by the Company in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided, however that a Business Combination with a Person in which a Participant has a substantial equity interest shall not constitute a Change of Control with respect to such Participant.

(d) The closing of any assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than a Person in which a Participant has a substantial equity interest (in which case there shall not be a Change of Control with respect to such Participant) and other than a Subsidiary of the Company or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of the Company and such Beneficial Ownership is in substantially the same proportions), or the occurrence of the same.

Notwithstanding this Subsection 6.2, if any Award under the Plan constitutes Deferred Compensation (as defined in Subsection 9(l)(vi) below) and becomes payable upon a Change of Control, a change of control event that otherwise is a Change of Control under the Plan shall be a Change of Control for purposes of the Plan only if such event also satisfies the requirements of Treas. Reg. §1.409A-3(i)(5).

SECTION 7

COMMITTEE

7.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are “Outside Directors” within the meaning of section 162(m)(4)(C)(i) of the Code and the applicable regulations and “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act. The Human Resources Committee shall administer the Plan unless otherwise determined by the Board. The Board may delegate the authority to grant and administer Non-Employee Director compensation to the Governance Committee. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

7.2. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to amend (but not to accelerate vesting, except in the event of the Participant’s death, disability, retirement, Change of Control or termination of employment), cancel or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

7.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange or automated quotation system on which the Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4. Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence; reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 8

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board or the Committee (if applicable); and further provided that adjustments pursuant to Subsection 5.2(f) shall not be subject to the foregoing limitations of this Section 8; and further provided that the provisions of Subsection 2.7 (relating to repricing) cannot be amended unless the amendment is approved by the Company’s stockholders. No amendment or termination of the Plan shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code section 409A to become subject to Code section 409A.

SECTION 9

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Affected Portion. The term “Affected Portion” shall have the meaning set forth in Subsection 6.1(c).

(b) Award. The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Full Value Awards and Cash Incentive Awards.

(c) Award Agreement. The term “Award Agreement” shall have the meaning set forth in Subsection 5.10.

(d) Board. The term “Board” means the Board of Directors of the Company.

(e) Bonus Stock. The term “bonus stock” shall have the meaning set forth in Subsection 3.1(a).

(f) Cash Incentive Award. The term “Cash Incentive Award” shall have the meaning set forth in Section 4.

(g) Cause. Except as otherwise provided by the Committee, and subject to the last sentence of this definition, “Cause” shall mean (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or any of its Subsidiaries; (iii) illegal use of drugs; (iv) material breach of any employment-related undertakings provided in a writing signed by the Participant prior to or concurrently with an Award Agreement; (v) gross negligence or willful misconduct in the performance of the Participant’s duties to the Company or any of its Subsidiaries; (vi) breach of any fiduciary duty owed to the Company or any of its Subsidiaries including, without limitation, engaging in competitive acts while employed by the Company or any of its Subsidiaries; or (vii) the Participant’s willful refusal to perform the assigned duties for which the Participant is qualified as directed by the Participant’s supervising officer or the Board; provided, that in the case of any event constituting Cause within clauses (iv) through (vii) that is curable by the Participant, the Participant has been given written notice by the Company or one of its Subsidiaries of such event said to constitute Cause, describing such event in reasonable detail, and has not cured such action within thirty (30) days of such written notice as reasonably determined by the Committee. For purposes of this definition of Cause, action or inaction by the Participant shall not be considered “willful” unless done or omitted by the Participant (A) intentionally or not in good faith and (B) without reasonable belief that the Participant’s action or inaction was in the best interests of the Company and its Subsidiaries, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness. If a Non-Employee Director ceases to be a member of the Board, he or she shall be treated as having been terminated by the Company without Cause on the date of such cessation unless the director is removed from the Board for cause (as that term is defined in Article Fifth, Section 5 of the Company’s Second Restated Certificate of Incorporation as in effect on the Effective Date).

(h) Change of Control. The term “Change of Control” shall have the meaning set forth in Subsection 6.2.

(i) Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(j) Committee. The term “Committee” shall have the meaning set forth in Subsection 7.1.

(k) Company. The term “Company” shall have the meaning set forth in Subsection 1.1.

(l) Date of Termination. The term “Date of Termination” with respect to an Award granted to any Participant shall mean the first day occurring on or after the grant date of the Award on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the

Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the date of closing of such transaction shall be treated as the Date of Termination. For purposes of applying the foregoing definition of Date of Termination, a Participant shall be deemed to be employed by the Company or Subsidiary during any period in which he or she is a member of the Board of Directors of the Company or a Subsidiary. With respect to Awards that constitute Deferred Compensation, references to the Participant’s termination of employment (including references to the Participant’s employment termination, and to the Participant terminating employment, a Participant’s separation from service, and other similar reference) and references to a Participant’s termination as a director (including separation from service and other similar references) shall mean, respectively, the Participant ceasing to be employed by, or ceasing to perform director services for, the Company and the Affiliates (as defined in Subsection 9(l)(v), subject to the following:

(i) With respect to any Deferred Compensation attributable to services as an employee, the employment relationship will be deemed to have ended at the time the Participant and the applicable company reasonably anticipate that a level of bona fide services the Participant would perform for the Company and the Affiliates after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Participant has performed services for the Company and the Affiliates for less than 36 months), disregarding any services performed in a director relationship. With respect to any Deferred Compensation attributable to services as a director, the director relationship will have ended when the Participant ceases to be a director, disregarding any services performed in an employment relationship with the Company or any Affiliate.

(ii) The employment or director relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. §409A-1(h)).

(iii) The determination of a Participant’s termination of employment or termination as a director by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or an Affiliate will be made in accordance with Treas. Reg. §1.409A-1(h).

(iv) If a Participant performs services both as an employee of the Company or an Affiliate, and a member of the board of directors of the Company or an Affiliate, the determination of whether termination of employment or termination of service as a director shall be made in accordance with Treas. Reg. §1.409A-1(h)(5) (relating to dual status service providers).

(v) For purposes of this Subsection 9(l), the term “Affiliates” means all persons with whom the Company is considered to be a single employer under Code section 414(b) and all persons with whom the Company would be considered a single employer under Code section 414(c) thereof.

(vi) For purposes of this Subsection 9(l), the term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.

(vii) Notwithstanding the foregoing, a Participant shall not be deemed to have had a termination of employment or separation of the director relationship unless that termination of employment or separation of the director relationship constitutes a “separation for service” as defined in Treas. Reg. §1.409A-1(h).

(m) Effective Date. The term “Effective Date” shall have the meaning set forth in Subsection 5.1, i.e., May 20, 2015.

(n) Eligible Individual. Subject to the provisions of Subsection 2.1(b) (relating to ISOs), the term “Eligible Individual” means (i) any employee of the Company or a Subsidiary, and (ii) any Non-Employee Director.

(o) Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) Exercise Price. The term “Exercise Price” shall have the meaning set forth in Subsection 2.3.

(q) Fair Market Value. Except as otherwise provided by the Committee, “Fair Market Value” for a share of Stock for a day shall be the closing price per share on such day on the principal securities exchange or trading market on which shares of Stock are listed or admitted to trading (or the closing bid if no sales were reported); provided that if shares of Stock are listed or admitted to trading on an exchange or trading market but such day is not a trading day, Fair Market Value shall be determined as of the last preceding trading day. If the preceding sentence is not applicable, Fair Market Value shall be determined in good faith by the Committee in accordance with Treas. Reg. 1.409A-1(b)(5)(iv).

(r) Full Value Award. The term “Full Value Award” shall have the meaning set forth in Subsection 3.1.

(s) Good Reason. Except as otherwise provided by the Committee, “Good Reason” shall exist upon the occurrence of any of the following events: (i) any material reduction, without the Participant’s written consent in the Participant’s duties, responsibilities or authority; provided, however, that for purposes of this clause, neither (A) a change in the Participant’s supervisor or the number or identity of the Participant’s direct reports, nor (B) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company’s executive organizational chart, nor (C) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company shall be deemed by itself to materially reduce the Participant’s duties, responsibilities or authority, as long as, in the case of either (B) or (C), the Participant continues to report to either the supervisor to whom he or she reported immediately prior to the Change of Control or a supervisor of equivalent responsibility and authority; or (ii) without the Participant’s written consent: (A) a material reduction in the Participant’s base salary, or (B) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its location on the date of a Change in Control. For purposes of this Plan, a Change of Control, alone, does not constitute Good Reason. Furthermore, notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Participant gives the Company written notice within thirty (30) days after the initial occurrence of any of such events that the Participant believes that such event constitutes Good Reason, and the Company thereafter fails to cure any such event within sixty (60) days after receipt of such notice.

(t) ISO. The term “ISO” shall have the meaning set forth in Subsection 2.1.

(u) Non-Employee Director. The term “Non-Employee Director” means any non-employee member of the Board.

(v) NQO. The term “NQO” shall have the meaning set forth in Subsection 2.1.

(w) Option. The term “Option” shall have the meaning set forth in Subsection 2.1.

(x) Participant. The term “Participant” shall have the meaning set forth in Subsection 1.2.

(y) Performance-Based Compensation. The term “Performance-Based Compensation” shall have the meaning ascribed to it under section 162(m) of the Code.

(z) Performance-Contingent Vesting. The term “Performance-Contingent Vesting” shall have the meaning set forth in Subsection 6.1(c).

(aa) Performance Measures. The “Performance Measures” may be based on any one or more of the following, as selected by the Committee: (a) earnings per share; (b) net earnings/income; (c) net operating earnings/income; (d) net operating earnings/income after taxes; (e) net operating earnings/income per share; (f) EPS from continuing operations; (g) EBIT; (h) EBITDA; (i) stock price appreciation; (j) total shareholder return; (k) relative total shareholder return (for example, as compared to peer group performance); (l) sales/revenues, or any component thereof; (m) sales/revenue growth; (n) unit volume; (o) gross or operating margins/margin contribution; (p) economic value added or economic profit; (q) return on assets (net assets or operating assets); (r) return on equity; (s) return on invested capital or invested capital efficiency; (t) working capital or working capital efficiency; (u) cash flow/free cash flow; (v) net cash provided by operating activities; (w) cash return on assets; (x) waste recovery, cost control and/or operating efficiency targets; (y) expense targets; and (z) safety goals. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders equity and/or shares outstanding, investments or assets or net assets.

(bb) Performance Shares. The term “performance shares” shall have the meaning set forth in Subsection 3.1(b).

(cc) Performance Units. The term “performance units” shall have the meaning set forth in Subsection 3.1(b).

(dd) Plan. The “Plan” means the United Stationers Inc. 2004 Long-Term Incentive Plan, as amended and restated effective May 20, 2015, and renamed the 2015 Long-Term Incentive Plan.

(ee) Restricted Stock. The term “restricted stock” shall have the meaning set forth in Subsection 3.1(c).

(ff) Restricted Stock Units. The term “restricted stock units” shall have the meaning set forth in Subsection 3.1(c).

(gg) SAR. The term “SAR” shall have the meaning set forth in Subsection 2.2.

(hh) Stock. The term “Stock” means the common stock of the Company.

(ii) Subsidiary. For purposes of the Plan and subject to Subsection 2.1(b) (relating to ISOs), the term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest.

UNITED STATIONERS INC. DIANE SHIMON ONE PARKWAY NORTH BOULEVARD DEERFIELD, IL 60015	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90436-P60026 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED STATIONERS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the nominees listed below:
1.	Election of four Class II Directors to serve for a three-year term expiring in 2018.	☐	☐	☐
Nominees:
01) Robert B. Aiken, Jr.
02) Charles K. Crovitz
03) Roy W. Haley
04) Stuart A. Taylor, II
Election of one Class I Director to serve for a two-year term expiring in 2017.
Nominee:
05) Paul S. Williams
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.						☐	☐	☐
3.	Approval of the Amendments to and Restatement of the Company’s 2004 Long-Term Incentive Plan.						☐	☐	☐
4.	Approval of advisory vote on executive compensation.						☐	☐	☐
NOTE: In their discretion, the proxies may vote upon any other business as may properly come before the meeting or any adjournment thereof.
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

This proxy is solicited on behalf of the Board of Directors of United Stationers Inc.

This proxy will be voted as directed by the undersigned. If no direction is given, this proxy will be voted as recommended by the Board of Directors on each of the proposals listed above.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M90437-P60026

UNITED STATIONERS INC. Annual Meeting of Stockholders May 20, 2015 2:00 PM This proxy is solicited by the Board of Directors
UNITED STATIONERS INC.	PROXY/VOTING INSTRUCTION CARD

The undersigned hereby appoints P. Cody Phipps, Eric A. Blanchard, and Todd A. Shelton, or any of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of UNITED STATIONERS INC. (the “Company”) which the undersigned is entitled to vote on all matters they may properly come before the Annual Meeting of Stockholders to be held at the Company’s offices located at ONE PARKWAY NORTH BOULEVARD, DEERFIELD, IL on Wednesday, May 20, 2015 at 2:00 p.m., Central Time, and at any adjournment thereof. This card also serves as voting instructions to Computershare Trust Company, as Plan Agent of the United Stationers Inc. Employee Stock Purchase Plan. The Plan Agent will vote the shares of the Company’s common stock allocated to the stockholder’s account at the Annual Meeting of Stockholders as directed by the stockholders on the reverse side. If voting by mail, your vote must be received by 11:59 p.m., Eastern Time, on May 19, 2015, to ensure that these Employee Stock Purchase Plan shares are voted at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side